Exhibit 3.1

LIMITED LIABILITY COMPANY AGREEMENT OF GRAPEVINE ENERGY HOLDINGS, LLC
August 11, 2025

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR AN EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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LIMITED LIABILITY COMPANY AGREEMENT
OF
GRAPEVINE ENERGY HOLDINGS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (as may be amended, modified, supplemented or restated from time to time, this “Agreement”) of Grapevine Energy Holdings, LLC, a Delaware limited liability company (the “Company”), is executed and made effective as of August 11, 2025 (the “Effective Date”), by and among the Persons listed on Schedule A, and those Persons who from time to time execute this Agreement and are bound by the provisions hereof.

W I T N E S S E T H:

WHEREAS, the Company was originally formed on July 13, 2010, as Global Clean Energy Holdings, Inc., a Delaware corporation, in accordance with the DGCL;

WHEREAS, in connection with transactions contemplated under that certain Second Amended Joint Chapter 11 Plan of Reorganization of Global Clean Energy Holdings, Inc. and its Debtor Affiliates, filed under Docket No. 301 before the Bankruptcy Court for the Southern District of Texas, Houston Division, in the jointly administered Chapter 11 case titled In re Global Clean Energy Holdings, Inc., Case No. 25-90113 (ARP), on August 11, 2025, the Company was converted into a Delaware limited liability company and renamed Grapevine Energy Holdings, LLC by the filing of the Conversion Certificate and the Certificate of Formation, in accordance with the Act; and

WHEREAS, the parties hereto desire to become associated in a limited liability company under the Laws of the State of Delaware pursuant to the provisions of the Act on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and on the terms and conditions contained herein, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) and any successor statute, as amended from time to time.

“Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided, that, for purposes of this Agreement, no Holder or any of its respective Affiliates shall be deemed to be an Affiliate of any Company Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contract” means any Contract between or among a Company Party, on the one hand, and any Holder or any member of a Holder Group, on the other hand; provided, that, for the avoidance of doubt, any Contract entered into between or among a Company Party, on the one hand, and any member of a Holder Group, on the other hand, in connection with the issuance of any New Securities in accordance with this Agreement (including, as applicable, subject to the consent right set forth in Section 6.12(a)(iii) and pursuant to Section 3.04) shall not constitute an Affiliate Contract.

“Agreement” has the meaning set forth in the preamble hereto.

“Amended Drag-Along Notice” has the meaning set forth in Section 11.07(c)(i).

“Annual Budget” has the meaning set forth in Section 6.11(a).

“Anti-Corruption Laws” means any applicable Law concerning or relating to bribery and corruption, including (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (b) the UK Bribery Act 2010 and (c) applicable laws or regulations enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Corruption Prohibited Activity” means engaging in offering, promising, paying, giving, authorizing the paying or giving of, soliciting or accepting money or Anything of Value, directly or indirectly, to or from: (a) any Government Official to (i) influence any act or decision of a Government Official in his or her official capacity, (ii) induce a Government Official to use his or her influence with a government or instrumentality thereof or (iii) otherwise secure any improper advantage or (b) any Person in any manner that would constitute illegal bribery or an illegal kickback, or would otherwise violate the Anti-Corruption Laws.

“Anti-Money Laundering Laws” means any applicable Law relating to financial recordkeeping and reporting requirements, including (a) those of the Bank Secrecy Act of 1970, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, Pub. L. No. 107-56 (2001), (b) the U.S. Money Laundering Control Act of 1986 (as amended), (c) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970 (as amended), (d) the EU Anti-Money Laundering Directives and (e) any laws, decrees, administrative orders, circulars or instructions implementing or interpreting the same.

“Anything of Value” means all items of value, including cash or a cash equivalent (including “grease”, “expediting” or facilitation payments), discounts, rebates, gifts, meals, entertainment, hospitality, use of materials, facilities or equipment, transportation, lodging or promises of future employment.

“Assets” means, with respect to any Person, such Person’s right, title and interest from time to time in all items of economic value owned or leased by such Person, including real property, equipment and other tangible personal property, and Contracts, data and records, and other intangible personal property.

“Audit Committee” has the meaning set forth in Section 6.04(c).

“Available Cash” means, as of any date of determination, all cash and cash equivalents of the Company on hand as of such time, less Cash Reserves.

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition, or the initiation by such Person of any Proceeding, seeking in any form the liquidation, reorganization, arrangement, readjustment or appointment of a trustee or custodian of such Person’s Assets, in each case, under the Bankruptcy Code or any other insolvency Law, or such Person’s consent to, acquiescence in or failure to timely object to, any such petition or Proceeding filed or initiated against such Person by another Person, (b) the failure of such Person to pay its debts as such debts become due, (c) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they become due or (d) the expiration of sixty (60) days after (i) the filing of an involuntary petition or Proceeding under the Bankruptcy Code or any other insolvency Law, in each case, seeking the liquidation, reorganization, arrangement, readjustment or appointment of a trustee or custodian of such Person’s Assets, or (ii) entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person as bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s Assets, in each case, unless such petition, Proceeding or order shall have been vacated, set aside or stayed within such sixty (60)-day period. “Bankrupt” shall have its correlative meaning.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, as amended, or any other applicable United States federal or state Bankruptcy or insolvency statute or similar Law.

“Board” has the meaning set forth in Section 6.01(a).

“Board Observer” has the meaning set forth in Section 6.05(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Purpose” has the meaning set forth in Section 2.03.

“Capital Contribution” means, with respect to any Holder, the amount of cash and the Fair Market Value of any property contributed by such Holder (and such Holder’s predecessors-in-interest with respect to the Units held by such Holder) to the Company in accordance with the applicable provisions of this Agreement.

“Cash Reserves” means the amount of any cash reserves determined in good faith by the Board as being the amount necessary to account for the usual and ordinary or otherwise contemplated expenses to be incurred by or on behalf of the Company Parties in connection with the development, operation and maintenance of the Company’s Assets in accordance with the Annual Budget (including contract and marketing costs, payments in respect of indebtedness, taxes, interest, non-recurring operating or other expenses, capital and general and administrative expenditures, replacements, acquisitions and investments and contingencies, all as reasonably determined by the Board, and subject to any restrictions set forth in any indebtedness financing or refinancing documents of the Company Parties).

“Certificate of Formation” means the Company’s Certificate of Formation, as amended from time to time, filed with the Secretary of State of the State of Delaware.

“Certificate of Incorporation” means that certain Certificate of Incorporation of Global Clean Energy Holdings, Inc., filed with Secretary of State of the State of Delaware on July 13, 2010, and all amendments thereto.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Commission” means the United States Securities and Exchange Commission, or any other federal agency administering the Securities Act and the Exchange Act at the time.

“Common Director” has the meaning set forth in Section 6.03(a)(i).

“Common Holder” has the meaning set forth in Section 4.01.

“Common Unit” has the meaning set forth in Section 4.01.

“Company” has the meaning set forth in the preamble hereto.

“Company Parties” means the Company and its Subsidiaries.

“Company Sale Transaction” means the sale of all or substantially all of the business of any Company Party (whether by way of purchase agreement, asset sale, tender offer, merger, consolidation, business combination, equity sale or issuance or other similar transaction).

“Confidential Information” has the meaning set forth in Section 15.03.

“Consent Request” has the meaning set forth in Section 6.12(c).

“Contract” means any written or oral contract or agreement, including an agreement regarding indebtedness, lease, mortgage, license agreement, purchase order, commitment, letter of credit or any other legally binding arrangement, and any amendments thereto.

“Conversion Certificate” means the Company’s Certificate of Conversion from a Delaware corporation to a Delaware limited liability company pursuant to Section 18-214 of the Act, filed with the Secretary of State of the State of Delaware.

“Covered Person” means each current and former Holder, Director, Board Observer, Officer and each of their respective Affiliates and each of their respective Representatives, liquidators, partners, stockholders and members, in each case, whether or not such Person continues to have the applicable status referred to above.

“CTCI” means, collectively, CTCI Americas, Inc. or any Affiliate thereof that is a Holder.

“CTCI Consent Matter” means each of the matters requiring consent of CTCI under Section 6.12.

“CTCI Director” has the meaning set forth in Section 6.03(a)(ii).

“CTTIA” means that certain Common Terms and Term Intercreditor Agreement, dated as of the date hereof, by and among the Company, CTCI and Orion Energy Partners TP Agent, LLC, as administrative agent and collateral agent, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“DGCL” means the Delaware General Corporation Law.

“Director” has the meaning set forth in Section 6.01(a).

“Dispute” has the meaning set forth in Section 15.09(a).

“Distributional Interest” means all of a Holder’s interest in distributions by the Company.

“Drag-Along Holder” has the meaning set forth in Section 11.07(a)(i).

“Drag-Along Notice” has the meaning set forth in Section 11.07(c)(i).

“Drag-Along Sale” has the meaning set forth in Section 11.07(a)(i).

“Drag-Along Transferee” has the meaning set forth in Section 11.07(c)(ii).

“Effective Date” has the meaning set forth in the preamble hereto.

“Equity Securities” means (a) any share, capital stock, units, partnership or membership interests, percentage interests, units of participation, profits interests, voting rights, participations, depositary receipts or other equity interests of any class, any securities (including debt securities) convertible into or exchangeable for any of the foregoing, any options, warrants, rights or options to purchase, or obligations to sell, any of the foregoing, and any certificates representing any of the foregoing, or (b) any other right, however denominated, to subscribe for, purchase or otherwise acquire, control or vote any equity interests or other securities of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency, including warrants, options, purchase rights, exchangeable or convertible securities, indebtedness or other instruments or rights that in each case are exercisable for or convertible or exchangeable into, directly or indirectly, any equity or other security interests (including share appreciation, phantom share, profit participation or other similar rights).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Excluded Issuance” means the issuance of any Units (or securities convertible into or exchangeable for Units) or other Equity Securities in a subsidiary of the Company (a) that rank junior in order of priority of distribution to the Preferred Units, (b) following expiration of the Standstill Period, to any Person that is not a member of a Holder Group as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement or participation or development arrangement) approved by the Board, (c) as a pro rata distribution to the Holders or upon any split, subdivision or combination of Units, (d) following expiration of the Standstill Period, in connection with a Company Sale Transaction, (e) the proceeds of which will be used to redeem the Preferred Units in exchange for payment of the Preferred Return or (f) to a Company Party.

“Excluded Preferred Transfer” means a Transfer by any Preferred Holder of its Preferred Units (a) to an Affiliate of such Holder, (b) to a Person that is a Holder as of the date of the Transfer or (c) that is contemplated in connection with such Preferred Holder transferring any indebtedness of the Company Parties owed to such Preferred Holder to another Person.

“Fair Market Value” means, at any time, with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller, under no compulsion to buy or sell, respectively, as reasonably determined by the Board.

“Fiscal Quarter” means a period of three (3) consecutive months commencing on January 1, April 1, July 1 and October 1 in any calendar year.

“Fiscal Year” means (a) any subsequent twelve (12)-month period commencing on January 1 and ending on December 31, or (b) any portion of the period described in clause (a) for which the Company is required to close its books and allocate profits, losses and other items of Company income, gain, loss, deduction or credit.

“Fundamental Representations” has the meaning set forth in Section 11.07(b)(i).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governance Rights” means all of a Holder’s rights as a Holder in the Company, other than its rights with respect to its Distributional Interest. Governance Rights shall include a Holder’s voting rights, its rights to Company information and all benefits and other rights (other than rights with respect to its Distributional Interest) to which a Holder may be entitled under the Act or this Agreement.

“Government Official” means an employee of a Governmental Authority, political party or public international organization, a candidate for government or political office or an employee of an entity controlled by the government.

“Governmental Authority” means any applicable domestic or foreign federal, state, municipal or local governmental, regulatory or administrative authority, department, court, agency, board, commission or other governmental entity or instrumentality, including any political subdivision thereof.

“Holdco Claim Documents” means, collectively, the CTTIA, the New Super Senior Exit Term Credit Agreement, the Holdco Term Credit Agreement, the Holdco CTCI Deferred Payment Agreement, the New Super Senior Exit CTCI Agreement and the security documents and ancillary documents relating thereto.

“Holdco CTCI Deferred Payment Agreement” means that certain Claim Agreement, dated as of the date hereof, by and among the Company and CTCI, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Holdco Term Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among the Company, as borrower, Orion Energy Partners TP Agent, LLC, as administrative agent and the holdco term lenders party thereto from time to time, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Holder” has the meaning set forth in Section 4.01.

“Holder Group” means, with respect to any Holder, collectively: (a) such Holder, (b) any Affiliate of such Holder or (c) any fund, account or other investment vehicle managed, advised or sponsored by any of the foregoing, but shall exclude any portfolio company of the foregoing. For purposes of clarity and without limitation of the foregoing, a Holder Group shall exclude any of the Company Parties.

“Holder Indemnitors” has the meaning set forth in Section 13.05.

“Independent Director” has the meaning set forth in Section 6.03(a)(iii).

“Intended Tax Treatment” has the meaning set forth in Section 9.07.

“Law” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Liquidation Event” has the meaning set forth in Section 12.01(a).

“Losses” means all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated.

“Majority Vote” means, with respect to the Board, the affirmative vote or written consent of the Directors entitled to cast more than fifty percent (50%) of the Director votes.

“New Issue Exercise Notice” has the meaning set forth in Section 3.05(b).

“New Issue Exercise Period” has the meaning set forth in Section 3.05(b).

“New Issue Notice” has the meaning set forth in Section 3.05(a).

“New Securities” means any Equity Securities (a) in the Company that would rank senior to or pari passu with the Preferred Units in order of priority with respect to the distributions described in Section 5.02 or (b) Equity Securities convertible into or exchangeable for Equity Securities in any Subsidiary of the Company.

“New Super Senior Exit CTCI Agreement” means that certain Procurement, Construction, Operation & Maintenance Support Services Agreement, dated as of the date hereof, by and among the Refinery Company, the Company, as guarantor, and CTCI.

“New Super Senior Exit Term Credit Agreement” means that certain New Super Senior Exit Term Credit Agreement, dated as of July 27, 2025, by and among the Company, as borrower, Orion Energy Partners TP Agent, LLC, as administrative agent and the new super senior exit term lenders party thereto from time to time, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Non-Transferring Holder” has the meaning set forth in Section 11.01.

“OFAC” has the meaning set forth in the definition of Restricted Party.

“Officer” has the meaning set forth in Section 7.01.

“Operational Committee” has the meaning set forth in Section 6.04(b).

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and bylaws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal existence and govern the internal affairs of such Person, in each case, together with any amendment, modification, restatement, supplement, certificate of designations or similar to any of the foregoing.

“Other Businesses” has the meaning set forth in Section 8.07(a).

“Person” means an individual natural person, a corporation, a partnership (limited or general), a joint venture, a trust, an unincorporated organization, a limited liability company, a Governmental Authority or any other entity.

“PIK Distribution” has the meaning set forth in Section 5.01(a).

“Preferred Distribution Amount” has the meaning set forth in Section 5.01(a).

“Preferred Distribution Date” has the meaning set forth in Section 5.01(a).

“Preferred Holder” has the meaning set forth in Section 4.01.

“Preferred Rate” means eight percent (8%) per annum divided by four (4).

“Preferred Return” means an amount, with respect to each Preferred Unit and determined as of any applicable date of determination, equal to the sum of (a) the Preferred Stated Value for such Preferred Unit at such time plus (b) an amount equal to eight percent (8%) per annum, accruing daily, on the then-current Preferred Stated Value with respect to such Preferred Unit from and including the date of the most recent Quarterly Preferred Distribution through such date of determination.

“Preferred Stated Value” means, as of any time of determination, an amount per Preferred Unit equal to (a) $1,000 plus (b) the amount of any PIK Distributions made in respect of such Preferred Unit as of such date minus (c) the aggregate amount of cash distributions paid in respect of such Preferred Unit minus (d) the amount of any sale proceeds received in respect of such Preferred Unit, including in connection with any Drag-Along Sale or Company Sale Transaction.

“Preferred Unit” has the meaning set forth in Section 4.01.

“Proceeding” means any demand, notice of violation, action, lawsuit, case, arbitration, mediation, hearing, audit, suit or other proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority, private arbitrator or mediator, and any inquiry or subpoena in connection therewith.

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Quarterly Preferred Distributions” has the meaning set forth in Section 5.01(a).

“Refinery Company” means Central Valley Renewable Fuels, LLC (f/k/a Bakersfield Renewable Fuels, LLC), a Delaware limited liability company.

“Remaining New Securities” has the meaning set forth in Section 3.05(c).

“Remaining New Securities Exercise Notice” has the meaning set forth in Section 3.05(d).

“Remaining New Securities Exercise Period” has the meaning set forth in Section 3.05(d).

“Remaining New Securities Notice” has the meaning set forth in Section 3.05(c).

“Representative” means each director, officer, manager, employee, representative or agent of any Person.

“Restricted Party” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union or the United Kingdom, (b) any Person operating, organized or resident in a country or territory that is itself the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic) (“Sanctioned Countries”), (c) the government of a Sanctioned Country or the Government of Venezuela or (d) any Person fifty percent (50%) or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons.

“Sanctioned Countries” has the meaning set forth in the definition of Restricted Party.

“Sanctions” means any applicable Laws involving economic or financial sanctions matters imposed, administered or enforced from time to time by (a) the United States (including OFAC or the U.S. Department of State), (b) the United Kingdom, (c) the European Union or any European Union Member State or (d) the United Nations (including the United Nations Security Council).

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Standstill Period” means the period commencing on the Effective Date and ending on December 31, 2030.

“Subsidiary” means, with respect to any Person, any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the voting or economic equity interests or otherwise holds a controlling interest in or has the right to direct the management of such other Person.

“Substituted Holder” has the meaning set forth in Section 4.01(c).

“Tag-Along Exercise Notice” has the meaning set forth in Section 11.08(b).

“Tag-Along Exercise Period” has the meaning set forth in Section 11.08(b).

“Tag-Along Exercising Holder” has the meaning set forth in Section 11.08(c).

“Tag-Along Transfer” has the meaning set forth in Section 11.08(a).

“Tag-Along Transferring Holder” has the meaning set forth in Section 11.08(a).

“Tag-Along Units” has the meaning set forth in Section 11.08(b).

“Tag Rights Holder” has the meaning set forth in Section 11.08(a).

“Tag Sale Notice” has the meaning set forth in Section 11.08(a).

“Tag Sale Offered Units” has the meaning set forth in Section 11.08(a).

“Third Party” means any Person other than (a) any Company Party or (b) any member of a Holder Group.

“Transaction Documents” means this Agreement, the Holdco Claim Documents and each other agreement contemplated by any of the foregoing.

“Transfer” means any direct or indirect sale, conveyance, exchange, transfer, assignment, gift, pledge, encumbrance or other disposition or transfer by any other means, or agreement to do any of the foregoing, in each case whether for value or no value and whether voluntary or involuntary, by operation of Law or otherwise. “Transferred” and “Transferring” shall have corollary meanings.

“Transferring Holder” has the meaning set forth in Section 11.01.

“Units” has the meaning set forth in Section 4.01.

Article II

ORGANIZATION

Section 2.01 Formation. The Company was duly formed and authorized to commence business upon the filing of the Certificate of Incorporation in accordance with the DGCL on July 13, 2010. The Company was converted into a Delaware limited liability company on August 11, 2025 upon the filing of the Conversion Certificate and the Certificate of Formation. As of the Effective Date, upon the execution of a counterpart of this Agreement, each of the Holders is hereby admitted, in each case, as a member of the Company, and the Holders hereby adopt this Agreement as the limited liability company agreement of the Company.

Section 2.02 Name. The name of the Company is “Grapevine Energy Holdings, LLC”, and all business of the Company shall be conducted in that name.

Section 2.03 Purpose. The Company is organized for the purpose of the Company Parties engaging in (a) the direct or indirect investment in projects and businesses in connection with or related to (i) any aspect of renewable fuels and chemical byproducts production, storage, blending, terminaling, transport and sales (including the byproducts and co-products thereof) including generation and sale of renewable fuel sources and byproducts, through camelina varieties, crop feedstock and other plant science or other renewable fuel production sources, (ii) activities related to lowering the “carbon intensity” of renewable fuels and chemical byproducts production,(iii) growth or production of renewable fuel production sources, including camelina varieties, and (iv) research and development of plant science related to any of the foregoing, and (b) any other lawful act or activity that now or in the future may be necessary, convenient, incidental or advisable to accomplish the foregoing and that is not forbidden by Law in the respective jurisdictions in which the Company Parties engage in such businesses or activities (the “Business Purpose”).

Section 2.04 Registered Agent; Registered Office; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate. The Company may have such other offices as the Board may designate.

Section 2.05 Term. The term of the Company commenced on the date the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware and continued on the date the Certificate of Formation was filed with Secretary of State of the State of Delaware. The term of the Company shall continue in perpetuity, unless the Company is dissolved or terminated in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Article III

CAPITAL CONTRIBUTIONS; ISSUANCE OF ADDITIONAL EQUITY

Section 3.01 Capital Contributions of Holders. The Capital Contributions of the Holders shall be reflected in the books and records of the Company. The Capital Contributions of each Holder as of the Effective Date are set forth on Schedule A.

Section 3.02 Additional Contributions. The Board may, upon its reasonable determination, request that additional Capital Contributions be made by the Holders in exchange for the issuance of new Equity Securities of the Company on such terms and having such rights as the Board may determine, subject to and in accordance with Section 6.12(a)(iii) and Section 3.05, in each case, as applicable. In no event shall any Holder be required to make any additional Capital Contributions.

Section 3.03 No Right to Withdraw Capital. No Holder shall have the right to withdraw from the Company or be repaid any Capital Contribution except as otherwise specifically provided herein.

Section 3.04 Issuance of Additional Equity.

(a) Subject to Section 6.12(a)(iii) and Section 3.05, in each case as applicable, the Board may authorize and cause any Company Party to issue, to such Persons as the Board shall determine in its discretion, additional Units or other Equity Securities, including any new class or series of Units, on terms, including relative rights and preferences, established by the Board, and, in each case subject to Article XIV, amend this Agreement and Schedule A as the Board shall deem necessary or appropriate in connection with the authorization and issuance of such additional Units or other Equity Securities.

(b) Subject to Section 3.05, as applicable, any Person acceptable to the Board may become an additional Holder for such consideration as the Board shall determine; provided, that, such Person (i) complies with all the requirements of a transferee under Section 11.02 and (ii) executes and delivers such instruments, in form and substance satisfactory to the Board, as the Board may deem necessary or desirable to effect such admission and to confirm the agreement of such Person to be bound by the terms and provisions of this Agreement. Upon satisfaction of such requirements, such Person shall be admitted as a Holder, and the Board is hereby authorized to take all actions it deems reasonably necessary or appropriate, including, subject to Section 6.12 and Article XIV, amending this Agreement in any manner it deems necessary or appropriate, to provide for such admission; provided, that, the Board shall promptly notify all Holders of such amendment.

Section 3.05 Preemptive Rights. If the Board proposes to issue, offer or sell any New Securities, other than an Excluded Issuance, the Company shall, subject to obtaining any consent required pursuant to this Agreement, including consent required pursuant to Section 6.12(a)(iii), first offer the opportunity to purchase such New Securities to the then-current Preferred Holders in accordance with this Section 3.05.

(a) Prompt written notice (the “New Issue Notice”) of the Board’s proposal to issue, offer or sell New Securities shall be given to each of the Preferred Holders, which New Issue Notice shall include a description of the New Securities being offered, including the price and terms upon which the Board proposes to issue, offer or sell such New Securities.

(b) Each Preferred Holder will have thirty (30) days after receipt of the New Issue Notice by such Preferred Holder (the “New Issue Exercise Period”) to elect to purchase up to its pro rata share based on the relative number of Preferred Units held by such Preferred Holder of the New Securities at the same price and on the same terms as set forth in the New Issue Notice by submitting a written notice to the Board notifying the Board of its election (a “New Issue Exercise Notice”). The New Issue Exercise Notice shall set forth the portion of the New Securities (up to such Preferred Holder’s pro rata share based on the relative number of Preferred Units held by such Preferred Holder) that such Preferred Holder elects to purchase.

(c) Upon the expiration of the New Issue Exercise Period, the Board shall submit prompt written notice (the “Remaining New Securities Notice”) informing each Common Holder of the number of New Securities still available as a result of any Preferred Holder having declined to purchase such New Securities pursuant to their respective preemptive rights or failing to timely respond during the New Issue Exercise Period (the “Remaining New Securities”), which Remaining New Securities Notice shall include a description of the New Securities being offered, including the price and terms upon which the Board proposes to issue, offer or sell such New Securities.

(d) Each Common Holder will have thirty (30) days after receipt of the Remaining New Securities Notice by such Common Holder (the “Remaining New Securities Exercise Period”) to elect to purchase up to its pro rata share based on the relative number of Common Units held by such Common Holder of the Remaining New Securities at the same price and on the same terms as set forth in the Remaining New Securities Notice by submitting a written notice to the Board notifying the Board of its election (a “Remaining New Securities Exercise Notice”). The Remaining New Securities Exercise Notice shall set forth the portion of the Remaining New Securities (up to such Common Holder’s pro rata share based on the relative number of Common Units held by such Common Holder) that such Common Holder elects to purchase.

(e) Subject to Section 6.12(a)(iii), the Board may, during the one hundred twenty (120)-day period following the expiration of the Remaining New Securities Exercise Period, issue, offer or sell to any Person(s) (including any Holder) any New Securities that were not purchased by the Preferred Holders pursuant to Section 3.05(b) or the Common Holders pursuant to Section 3.05(d), upon terms no more favorable to such Person(s) than those set forth in the New Issue Notice. If the issuance and sale of such New Securities is not consummated within such one hundred twenty (120)-day period, then such New Securities may not be issued, offered or sold, as applicable, unless first reoffered in accordance with this Section 3.05; provided, that, such one hundred twenty (120)-day period shall be automatically extended as necessary in order to obtain any regulatory approvals required for such consummation of the transaction pursuant to which the Company is issuing, offering or selling the New Securities.

(f) Any Person that acquires the New Securities in accordance with Section 3.05(e) must agree in writing to be subject to all of the terms of this Agreement (including the representations set forth in Section 4.05) by executing and delivering a joinder agreement to the Company, in form and substance acceptable to the Board, a copy of which shall be delivered to each Holder. Such Person shall be admitted to the Company as a Holder effective on the execution of the joinder agreement.

(g) Notwithstanding anything in this Section 3.05 to the contrary, (i) if the Board (including the Independent Director) determines that the Company has an urgent capital need that reasonably justifies shortening the New Issue Exercise Period and the Remaining New Securities Exercise Period, the Board may shorten each such periods to periods of time that are not less than ten (10) days, and (ii) the Board may, subject to Section 6.12(a)(iii), issue, offer or sell any New Securities to any Person without first complying with the provisions of this Section 3.05 so long as, within sixty (60) days after the sale of such New Securities, the Board conducts the process set forth in this Section 3.05 such that the Preferred Holders and, if applicable, the Common Holders, are given the opportunity to purchase the New Securities or Remaining New Securities, as applicable, that they would have otherwise had the right to purchase pursuant to this Section 3.05.

Article IV

HOLDER INTERESTS; CERTIFICATES; NEW HOLDERS

Section 4.01 The Company Units. Ownership rights in the Company are reflected as limited liability company interests of the Company. The limited liability company interests of the Company shall be divided into common units (each of which, a “Common Unit” and each holder of a Common Unit, a “Common Holder”) and preferred units (each of which, a “Preferred Unit”, and collectively with the Common Units, the “Units”, and each holder of a Preferred Unit, a “Preferred Holder” and together with each Common Holder, a “Holder”). As of the Effective Date, the Company has authorized 43,200 Common Units and 225,000 Preferred Units for issuance. Subject to the limitations and restrictions set forth in this Agreement, including Section 6.12(a)(iii) and Section 3.05, as applicable, the Company is authorized to issue any additional Units, of such classes and with such rights, preference and privileges, upon and as determined by Majority Vote by the Board.

(a) Holders as of the Effective Date. The name, address, capital contributions of and number of Units held by each Holder as of the Effective Date are set forth on Schedule A.

(b) Admission as a Holder. No Person shall be treated as a Holder of the Company for any purpose unless such Person holds Units. Unless admitted to the Company as a Holder as provided in this Agreement, no Person (including an assignee of rights with respect to Units or a transferee of Units) shall be, or shall be considered, a Holder. The Company may elect to deal only with Persons so admitted as Holders (including their duly authorized Representatives). To the fullest extent permitted by applicable Law, any distribution by the Company to the Person shown on the Company’s records as a Holder or to its legal Representatives shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Holder or for any other reason.

(c) Transfer of Units. A Holder may not take any action to resign, withdraw or retire as a Holder voluntarily, and a Holder may not be removed involuntarily, prior to the dissolution and winding up of the Company, other than as a result of a valid Transfer of all of such Holder’s Units in accordance with Article XI and each of the transferees of such Units (if the transferee is not the Company or already a Holder) being admitted as a substituted Holder pursuant to Article XI (a “Substituted Holder”). A Holder will cease to be a Holder only in the manner described in Article XI. Each Transfer of a Holder’s Units shall be deemed a Transfer of both Distributional Interests and Governance Rights (if applicable), and shall comply with the applicable provisions of Article XI of this Agreement.

Section 4.02 Unit Certificates. The Units are uncertificated.

Section 4.03 Record Holder of Units. The record holder of a Unit registered in the books and records of the Company shall be deemed by the Company to be the owner thereof for all purposes. The Board shall, with respect to any Transfer of Units, update the appropriate records of the Company with respect to such Transfer, including to reflect the name and address of the transferee of such Units, the number and type of Units Transferred and any information with respect to such transferee set forth on Schedule A with respect to the Holders.

Section 4.04 Pledge of Membership Interests. Each Holder shall pledge its Units as contemplated in the Holdco Claim Documents. The pledge of such Units shall not, except as otherwise may result due to an exercise of rights and remedies under the Holdco Claim Documents, cause a Holder to cease to be a Holder or to have the power to exercise any rights or powers of a Holder and, except as provided in the Holdco Claim Documents, the pledgee of such Units shall not have any liability solely as a result of such pledge.

Section 4.05 Representations and Warranties of Holders.

(a) By execution and delivery of this Agreement, each Holder severally, but not jointly, hereby represents and warrants (as to itself) to the Company and to the other Holders, on and as of the Effective Date or any subsequent date on which a Holder is admitted to the Company, and as of the date of receipt of any additional Units, as follows:

(i) Authority. Such Holder (if it is a legal entity) is an entity duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Holder has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by such Holder of this Agreement have been duly authorized by all necessary action.

(ii) Binding Obligations. This Agreement (or subscription agreement, joinder agreement or other similar agreement, if applicable) has been duly and validly executed and delivered by such Holder and constitutes the binding obligation of such Holder enforceable against such Holder in accordance with its terms, subject to applicable Bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.

(iii) No Conflict. The execution, delivery and performance by such Holder of this Agreement (or subscription agreement, joinder agreement or other similar agreement, if applicable) does not and will not, with or without the giving of notice or the lapse of time, or both, (A) violate any provision of Law to which such Holder is subject, (B) violate any order, judgment or decree applicable to such Holder, (C) to the extent applicable to such Holder, conflict with, or result in a breach or default under, any term or condition of its Organizational Documents or (D) to the extent applicable, conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Holder is a party or by which such Holder’s Assets are bound, except, in the case of each of clauses (A), (B) and (D), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Holder’s ability to perform its obligations hereunder. No consent or approval of any other Person is required in connection with the execution, delivery and performance of this Agreement by such Holder.

(iv) Purchase Entirely for Own Account. The Units to be acquired by such Holder will be acquired for investment for such Holder’s own account, not as a nominee or agent, and not with a view to any reoffer, resale, distribution or other disposition not in compliance with the Securities Act and any other applicable federal or state securities Laws.

(v) No Registration. Such Holder understands that the Units, at the time of issuance, will not be registered under the Securities Act on the grounds that the issuance of Units hereunder is exempt from registration under the Securities Act.

(vi) Restricted Securities. Such Holder understands that the Units may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Units or an available exemption from registration under the Securities Act, the Units must be held indefinitely (except as permitted under the terms and conditions of this Agreement). In particular, such Holder is aware that the Units may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Such information is not now available, and the Company has no present plans to make such information available.

(vii) Investment Experience. Such Holder has such knowledge and experience in financial and business matters that such Holder is capable of evaluating the merits and risks of an investment in the Units and of making an informed investment decision and understands that (A) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment, (B) the acquisition of Units hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (C) there are substantial restrictions on the transferability of, and there will be no public market for, the Units, and accordingly, it may not be possible for such Holder to liquidate its investment.

(viii) Accredited Investor. Such Holder is an “Accredited Investor” within the meaning of Rule 501 promulgated under Regulation D of the Securities Act and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under Regulation D of the Securities Act with respect to the issuance of interests in the Company hereunder.

(ix) Non-Reliance. No promise, agreement, statement or representation that is not expressly set forth in this Agreement, the Transaction Documents or in any other agreement to which such Holder and the Company is party has been made to such Holder by the Company, any other member of a Holder Group or such member’s Representatives or any other interested Person with respect to the terms set forth in this Agreement, and such Holder is not relying upon any such promise, agreement, statement or representation of any other Holder or any other member of a Holder Group or such member’s Representatives or any other interested Person. Such Holder is relying upon its own judgment and due diligence and has been represented by legal counsel in this matter.

(b) By execution and delivery of this Agreement, each Holder severally, but not jointly, hereby represents and warrants (as to itself) to the Company and to the other Holders, on and as of the Effective Date, and covenants for so long as it remains a Holder, that: (i) it has not and will not undertake, and will ensure its Affiliates and agents do not undertake, any Anti-Corruption Prohibited Activity in relation to the Company or on behalf of the Company or any Holder, (ii) it is not a Restricted Party and shall not engage in any dealings or transactions that violate Sanctions, in each case, in relation to the Company or on behalf of the Company or any Holder, (iii) it will not violate any Anti-Money Laundering Law in relation to the Company or on behalf of the Company or any Holder, (iv) the funds used to purchase Units are not, were not and will not be directly or indirectly derived from activities that violate the Anti-Corruption Laws, Sanctions, Anti-Money Laundering Laws or other Laws or regulations of the United States, or from any dealings or transactions with any Restricted Party, or from activity undertaken in violation of Sanctions, (v) it will not use, transfer or assign any distributions, proceeds or other compensation provided by the Company in furtherance of an Anti-Corruption Prohibited Activity, to or for the benefit of any Restricted Party, or in violation of any Anti-Money Laundering Laws or any applicable Laws and (vi) it will promptly notify the Company if any of the foregoing ceases to be true.

Article V

DISTRIBUTIONS

Section 5.01 Quarterly Preferred Unit Distributions.

(a) Subject to applicable Law and the remaining provisions of this Article V, each Preferred Holder will be entitled to receive quarterly distributions from the Company in an amount, with respect to each Preferred Unit held by such Preferred Holder, equal to the product of the Preferred Rate multiplied by the Preferred Stated Value of such Preferred Unit at the applicable time (such distributions, the “Quarterly Preferred Distributions”, and the amount of any such Quarterly Preferred Distribution, the “Preferred Distribution Amount” with respect to such Preferred Unit). Unless paid in cash as determined by the Board, each such Quarterly Preferred Distribution shall be paid by the Company in kind by increasing the Preferred Stated Value of each Preferred Unit on its books and records by the applicable Preferred Distribution Amount on the applicable Preferred Distribution Date (each a “PIK Distribution”). The distributions to the holders of Preferred Units will be payable quarterly in arrears on each of January 1, April 1, July 1 and October 1 of each year, or if such date is not a Business Day, the next succeeding Business Day (each such date, the “Preferred Distribution Date”); provided, that, (i) any amounts that accrue under this Section 5.01 during the time period between the applicable Preferred Distribution Date and such Business Day will not be applied to increase the applicable Preferred Distribution Amount, but will be payable at the following Preferred Distribution Date, and (ii) the Preferred Distribution Amount shall be pro-rated with respect to the first Fiscal Quarter occurring after the Effective Date.

(b) Distributions on the Preferred Units will be prior and in preference to any declaration or payment of any distributions on any other Units and any other classes of Units created after the date hereof. Quarterly Preferred Distributions will be cumulative and will accrue daily whether or not declared and whether or not there will be funds legally available for the payment thereof.

(c) Quarterly Preferred Distributions made in cash will be made by wire transfer of immediately available funds to the account designated by each applicable Preferred Holder, or if no bank account has been so designated, then by check (mailed on the applicable Preferred Distribution Date) to the address of record of such Preferred Holder, or by such other means as any Preferred Holder and the Company may agree upon from time to time. Each Quarterly Preferred Distribution made in cash will be deemed to have been timely paid in full (and the Company’s obligation to pay such Quarterly Preferred Distribution will be fully discharged) upon the funding of the applicable Preferred Distribution Amount to the applicable bank account or with respect to a check mailed to the address of record, regardless of whether the applicable Preferred Holder actually receives such funds. For the avoidance of doubt, no cash Quarterly Preferred Distribution will operate to increase the Preferred Stated Value of any Preferred Unit.

Section 5.02 Distributions of Available Cash. The Board shall determine the amount of Available Cash in accordance with the definition thereof and, subject to Section 5.01, Section 5.03 and Article XII, the amount so determined shall be distributed among the Holders at such times as determined by the Board in the following order of priority:

(a) First, to the Preferred Holders until each Preferred Holder has received distributions sufficient to satisfy the Preferred Return and cause it to equal zero with respect to each Preferred Unit held by such Preferred Holder as of the date of such distribution, pro rata as among the Preferred Holders based on relative amounts required to be distributed to each such Preferred Holder in order to achieve such Preferred Return with respect to each Preferred Unit held by such Preferred Holder; and

(b) Thereafter, 100% to the Common Holders, pro rata based on the relative number of Common Units held by each such Common Holder.

Section 5.03 Certain Limitations on Distributions. Distributions shall not be authorized or made hereunder if, and to the extent that (a) such distributions would violate Section 18-607 of the Act, the terms of the Holdco Claim Documents or the terms of any other material Contract a Company Party is a party to, (b) such distributions would render the Company unable to pay its debts as they become due in the usual course of business or (c) the reasonable value of the Company’s total Assets after the distribution would be less than the sum of its total liabilities, plus the amount, if any, that would be needed if the Company were to be dissolved, wound up and terminated at the time of the distribution to satisfy the preferential rights upon distribution, winding up and termination of Holders whose preferential rights are superior to those receiving distribution.

Section 5.04 Amounts Withheld from Distributions. All amounts withheld pursuant to the Code or any provision of any state, local or non-U.S. tax Law with respect to any actual or deemed payment, distribution or accrual to or in respect of the Holders (or, if applicable, other Persons treated as owning equity in the Company) shall be treated as amounts distributed to the Holders (or such other Persons) pursuant to this Article V for all purposes under this Agreement. The Company is authorized to withhold from actual or deemed payments, distributions or accruals to or in respect of the Holders (or, if applicable, other Persons treated as owning equity in the Company) and to pay over to any federal, state, local or non-U.S. government any amounts required to be so withheld pursuant to the Code or any provisions of any other applicable Law; provided, that the Company shall use commercially reasonable efforts to provide written notice to the relevant Holder or Holders no less than five (5) days prior to the date on which such deduction or withholding is to be made (or, if the Company becomes aware of any requirement to withhold after such date, as soon as reasonably practicable after the Company becomes aware of such requirement) with a reasonable written explanation substantiating the requirement to deduct or withhold and the calculation of such deduction or withholding, and the parties shall use commercially reasonable efforts to cooperate to mitigate any such required deduction or withholding.

Section 5.05 Automatic Redemption Upon Payment of Preferred Return. After all Holdco Term Obligations (as such term is defined in the CTTIA (as in effect as of August 11, 2025)) have been satisfied in full in accordance with Section 9.08 of the CTTIA (as in effect as of August 11, 2025), a Preferred Unit shall be deemed redeemed, surrendered and canceled upon the applicable Preferred Holder holding the same receiving payments pursuant to this Agreement (including from proceeds of a Company Sale Transaction or a Drag-Along Sale) in respect of such Preferred Unit in cash in an aggregate amount equal to the applicable Preferred Return with respect to such Preferred Unit. Upon the redemption of any Preferred Unit in full in cash for the applicable Preferred Return, such Preferred Unit shall cease to be outstanding, without the necessity of the taking of any action on the part of the Company, the Board, the applicable Preferred Holder or any other Person. For the avoidance of doubt, (i) this Section 5.05 shall not be construed to modify, supplement, supersede or waive Section 9.08 of the CTTIA (as in effect as of August 11, 2025), and (ii) no Preferred Holder shall have any right to cause the Company to redeem the Preferred Units held by such Preferred Holder.

Article VI

MANAGEMENT

Section 6.01 Management; Board.

(a) Management of the Company. Subject to the limitations and restrictions set forth in this Agreement (including those set forth in this Article VI) and provided that such actions are consistent with the Business Purpose, the Company shall be managed and controlled by a board of directors (the “Board”). Each such member of the Board (referred to herein as a “Director”) is hereby designated a “manager” within the meaning of the Act. Except for situations in which the approval of the Holders is required by this Agreement or by nonwaivable provisions of applicable Law, (i) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be wholly managed under the direction of, the Board, and (ii) the Board may make all decisions and take all actions for the Company not otherwise provided for in this Agreement. The Board shall have all the rights and powers that may be possessed and exercised by managers under the Act. The Board, to the extent of its powers set forth in this Article VI and in any other provisions of this Agreement, is an agent of the Company for the Business Purpose, and the actions of the Board taken in accordance with such powers shall bind the Company.

(b) Management of Subsidiaries of the Company. Subject to the limitations and restrictions set forth in this Agreement (including those set forth in this Article VI) and provided that such actions are consistent with the Business Purpose, each Subsidiary of the Company shall be managed and controlled by its members or shareholders, as applicable, with decisions and actions of such member or shareholder governed by the Board, except as required under the applicable Laws of the jurisdiction of organization of any Subsidiary, as applicable, in which cases such Subsidiaries shall be governed by a board of directors or similar governing body that is comprised of the same individuals as the Board and subject to the same voting and governance rights (including those set forth in this Article VI) with respect thereto.

Section 6.02 Lack of Authority. Except as otherwise set forth in those provisions of this Agreement that expressly require the vote, consent or other approval of the Holders, no Holder, in its capacity as such, shall participate in the management or control of any Company Party’s respective business, transact any business on behalf of any Company Party or have the power to act for or bind any Company Party, said powers being vested solely and exclusively in the Board.

Section 6.03 Number of Directors; Appointment of Directors.

(a) The Board shall initially consist of seven (7) Directors selected as follows:

(i) Four (4) Directors designated by vote of the Common Holders holding, in the aggregate, at least a majority of the then-issued and outstanding Common Units (each, a “Common Director”);

(ii) Two (2) Directors designated by CTCI for so long as CTCI owns any Preferred Units (each, a “CTCI Director”); provided, that, such right to designate the CTCI Directors is not transferrable other than to a transferee of a majority of the then-issued and outstanding Preferred Units, and then such transferee shall have the right to designate the CTCI Directors only for so long as such transferee owns a majority of the then-issued and outstanding Preferred Units; and

(iii) One (1) independent Director (the “Independent Director”) to be selected by a majority of the other Directors, which shall be a natural person with experience and expertise in or relating to the industry in which the Company operates and not an employee of any Holder.

(b) The Directors as of the Effective Date are set forth on Schedule B.

(c) The number of Directors on the Board may be increased or decreased by (i) Majority Vote of the Board in connection with the issuance of additional Units or other Equity Securities to additional Holder(s) who are not Affiliates of any Company Party or any Holder Group and solely by the number necessary to add one or more designees of such additional Holder(s) to the Board, or (ii) by Majority Vote of the Board and the consent of CTCI for as long as CTCI owns any Preferred Units; provided, that, in any case, CTCI’s rights to designate Directors as set forth in Section 6.03(a)(ii) shall not be changed without the consent of CTCI.

Section 6.04 Committees of the Board.

(a) Formation of Committees. The Board may, by Majority Vote, establish such committees as it may deem appropriate. The composition of any committee of the Board, together with the rules governing the activities of such committee, will be determined by Majority Vote of the Board; provided, that, in no event may the Board delegate to any committee the authority to take any action that constitutes a CTCI Consent Matter without obtaining the requisite approval from CTCI to take such action and, provided, further, that, any committee of the Board shall include at least one (1) member appointed by CTCI, unless such requirement is waived in advance by CTCI in writing. The functions of such committees shall be to serve in an advisory capacity only unless otherwise agreed by the Board by Majority Vote.

(b) Operational Committee. As of the Effective Date, the Board is deemed to have approved the formation of an operational committee (the “Operational Committee”), the purpose of which is to serve solely in an advisory capacity and have no other power or authority. The Operational Committee shall at all times be comprised of three (3) to five (5) members, as determined by the Board by Majority Vote, which members shall include at least one (1) member appointed by CTCI. As of the Effective Date, the Operational Committee consists of the following members: (i) Michael Yang (the member appointed by CTCI), (ii) Matthew Kondratowicz, (iii) Igor Radomyshelsky and (iv) the Independent Director (who shall serve as the chair of the Operational Committee).

(c) Audit Committee. As of the Effective Date, the Board is deemed to have approved the formation of an audit committee (the “Audit Committee”), which shall be delegated the duties that are customarily held by audit committees, including without limitation oversight over financial reporting, external auditors, internal controls and risk management, and compliance and ethics. The Audit Committee shall at all times be comprised of five (5) members, as determined by the Board by Majority Vote, which members shall include at least one (1) member appointed by CTCI and the Independent Director. As of the Effective Date, the Audit Committee consists of the following members: (i) Todd Chen (the member appointed by CTCI), (ii) Matthew Kondratowicz, (iii) Igor Radomyshelsky, (iv) Ethan Shoemaker and (v) the Independent Director.

Section 6.05 Board Observers.

(a) Board Observer Rights. Each Holder Group shall be entitled to designate one (1) board observer (each a “Board Observer”) to attend (either in person or by remote communication) all meetings of the Board and its committees. The Company shall provide each Board Observer written notice of any meeting of the Board or a committee of the Board at the same time and in the same manner notice is given to the Directors or committee members, as applicable, and shall furnish to each Board Observer copies of all materials received by the Directors or committee members in advance of any such meetings.

(b) Removal and Replacement of Board Observers. A Board Observer may be removed at any time (with or without cause) at the written request of the designee of such Board Observer. A Board Observer may resign at any time by giving written notice to the Board. In the event of the removal, resignation, death or incapacity of any Board Observer, the Person(s) entitled to designate such Board Observer shall be entitled to appoint a new Board Observer to fill such vacancy.

(c) No Liability. To the fullest extent permitted by Law and notwithstanding anything to the contrary herein, no Board Observer shall have any duties (including fiduciary duties) or liabilities relating thereto to any Director, other Board Observer, Holder or Company Party in connection with the business and affairs of the Company or its activities as a Board Observer, as the case may be, other than to act in accordance with the implied contractual covenant of good faith and fair dealing; provided, that, to the fullest extent permitted by Law, any action, or failure to act, by any Board Observer shall not be considered bad faith solely based on the fact that such Board Observer was acting, or failing to act, in furtherance of its own interest or in the interest of the Holder Group that designated such Board Observer; provided, further, that, the foregoing shall not be deemed to alter the contractual obligations of any Board Observer to any Director, any other Board Observer, any Holder or the Company pursuant to this Agreement or any other agreement to which it is a party. For the avoidance of doubt, no Board Observer shall have any duty or obligation to share with any Director, any other Board Observer, any Holder or the Company any information that such Board Observer receives from the Holder Group that designated such Board Observer.

(d) Confidentiality. Each Board Observer shall agree to keep confidential any confidential information obtained from a Company Party in its capacity as Board Observer, provided, however, that each Board Observer may share such confidential information with the Holder Group that appointed such Board Observer. Any Holder Group appointing a Board Observer will be responsible for any breach of the confidentiality restrictions set forth in this Agreement by such Board Observer receiving disclosure of information in its capacity as such; provided, that, the confidentiality obligations of the Board Observers hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable Law (or applicable rule or regulation) to be disclosed; provided further, that, prior to disclosing such confidential information and to the extent not prohibited by applicable Law, a Board Observer or the Holder Group appointing such Board Observer must notify the Company thereof (if practicable, with sufficient notice to allow the Company to seek confidential treatment of such information), which notice will include the basis upon which such Board Observer or the Holder Group appointing such Board Observer believes the information is required by applicable Law to be disclosed. Notwithstanding anything to the contrary herein, the Board reserves the right, on behalf of the Company, to reasonably withhold any information and to reasonably exclude any such Board Observer from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to (i) adversely affect the attorney-client or work product privilege between the Company and its counsel or (ii) result in a conflict of interest (including with respect to any pending, threatened or completed Proceeding or any proposed or pending transaction, in each case, involving a Company Party, on the one hand, and any member of a Holder Group, on the other hand) or otherwise violate a Company Party’s confidentiality obligations under any written Contract to which a Company Party is a party or is otherwise bound.

Section 6.06 Board Meetings; Quorum; Board Voting; Action by Written Consent.

(a) Board Meetings.

(i) Place of Meetings. Meetings of the Board or any committee of the Board shall be held at the principal office of the Company or at such other place as determined by the Board or the applicable committee, which alternate location may be within or outside the State of Delaware.

(ii) Notice of Meetings. Any Director may call a meeting of the Board and any member of a committee of the Board may call a meeting of such committee, in each case, by giving notice to the other Directors or committee members, as applicable, in accordance with this Section 6.06(a)(ii). Notice of each meeting of the Board or any committee of the Board shall be provided in writing at the address or addresses set forth in the Company’s records or such other address as may be supplied by written notice given in conformity with Section 15.07 and shall contain (A) the date, place and time of the meeting, (B) an agenda of the matters and proposals to be considered or voted upon and (C) copies of all proposals to be considered at the meeting (including appropriate supporting information not previously distributed to the Directors). Each such notice shall be provided to each Director or committee member, as applicable, by hand, e-mail, overnight courier or the U.S. mail not less than five (5) days and not more than sixty (60) days prior to such meeting. Attendance of a Director or committee member, as applicable, at any meeting shall constitute a waiver of notice of such meeting, except where such Director or committee member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly called or convened and notifies the other Directors or committee members, as applicable, at such meeting of such purpose.

(iii) Meeting Agenda. A Director or committee member, as applicable, may add additional matters to the agenda for a meeting by notice to the other Directors or committee members, as applicable, given not less than two (2) days prior to a meeting, which notice shall include any additional proposals being proposed by such Director or committee member, as applicable, to be considered at the meeting (including appropriate supporting information not previously distributed to the other Directors or committee members, as applicable). At the request of a Director or committee member, as applicable, and with the consent of the other Directors or committee members, the Board or committee of the Board, as applicable, may consider at a meeting a proposal not contained in such meeting agenda.

(iv) Remote Communications. A meeting of the Board or any committee of the Board may be held by telephone conference or similar remote communication equipment by means of which all individuals participating can be heard, and participation in such a meeting shall constitute presence in person at such meeting.

(v) Minimum Number of Board Meetings. Unless otherwise agreed upon by the Board in advance, including at least one (1) CTCI Director, the Board shall meet once a month during the period beginning on the Effective Date and ending on February 11,, 2026, and thereafter no less than once per Fiscal Quarter.

(b) Quorum; Board Voting.

(i) Quorum. Attendance (either in person, by remote communication or by proxy) of a majority of the then-current Directors, including at least one (1) CTCI Director, shall constitute a quorum for the transaction of business at a duly called meeting of the Board; provided, however, that, any Director actually present that voluntarily recuses themselves from a meeting or vote shall be counted as present for quorum purposes. For the avoidance of doubt, except for a Board Observer holding a valid proxy from a Director, no Board Observer shall be taken into consideration for purposes of determining whether a quorum is present at any meeting of the Board, and no Board Observer shall be entitled to vote on any matters presented before the Board. In the event that a quorum is not present for two (2) successive duly called meetings of the Board solely due to the absence of a CTCI Director (either in person, by remote communication or by proxy), within one (1) hour following the time appointed for the second of such meetings, the remaining Directors may reconvene such meeting no earlier than forty-eight (48) hours after the originally scheduled meeting, and the attendance of a CTCI Director shall not, at such reconvened meeting, be required to constitute a quorum, and the agenda for such reconvened meeting shall be the same as that for both previously called prior meetings.

(ii) Subject to the limitations and restrictions set forth in this Agreement (including those set forth in this Article VI), the Board or any committee of the Board shall act by Majority Vote, with each Director being entitled to one (1) vote. A Director may vote at a meeting by a written proxy executed by that Director and delivered to the other Directors.

(c) Action by Written Consent. Any action of the Board or any committee of the Board that could be taken at a meeting may be taken by means of a written consent (without a meeting, without notice and without a vote) executed by all Directors or committee members, as applicable, whose affirmative vote or consent would have been required had a vote been held at a duly convened meeting; provided, that, all proposed written consents of the Board shall be submitted and circulated to each of the Directors prior to the execution of such written consent and each such executed written consent will not be effective until at least forty-eight (48) hours after giving such notice to the Directors. The Board shall use reasonable efforts to consult with at least one (1) CTCI Director prior to the taking of an action by written consent and shall provide a copy of any executed written consent to each Director not signing such written consent after such written consent becomes effective.

Section 6.07 Dismissal of Director; Resignation of Director; Appointment of a Substitute Director.

(a) Removal. A Director may be removed at any time from the Board (with or without cause) (i) at the written request of the designee of such Director (or, with respect to the Independent Director, as determined by a majority of the other Directors) or (ii) upon the determination by the Board that such Director is a Restricted Party.

(b) Resignation. A Director may resign at any time by giving written notice to the Board at least five (5) days prior to the effective date of such resignation.

(c) Appointment of a Substitute Director. In the event of the removal, resignation, death or incapacity of any Director, the Person(s) entitled to designate such Director shall be entitled to appoint a new Director to fill such vacancy.

Section 6.08 Director Compensation. The Independent Director shall receive reasonable compensation from the Company in an amount and form to be agreed upon between such Independent Director and the Board, acting by Majority Vote. The Company shall reimburse each Director for reasonable, documented out-of-pocket expenses incurred in connection with its attendance at meetings of the Board or its committees. Except as otherwise set forth in this Section 6.08, no Director shall be entitled to salary or other compensation for his or her services as a Director.

Section 6.09 Banking.

(a) Deposits. All funds of the Company shall be deposited in such bank account or accounts of federally insured bank(s) as shall be determined by the Board. Such funds shall not be co-mingled with any funds of any Holder or Director. All withdrawals therefrom shall be made upon written authorization signed by the Board or by any Person authorized to do so by the Board.

(b) Checks, etc. All checks, drafts or other orders for payment of money, notes or other evidence of indebtedness issued in the name of the Company shall be signed by the Board or by any Person authorized to do so by the Board.

Section 6.10 Management Incentives. The Board, in its sole discretion and from time to time, may adopt and approve a cash bonus plan or similar form of compensation plan for the benefit of the employees, consultants or service providers of the Company and shall further have discretion to issue any awards thereunder on such terms as it may determine.

Section 6.11 Annual Budget.

(a) The Company shall prepare and provide to the Board at least sixty (60) days prior to the end of any Fiscal Year (beginning with the Fiscal Year ended December 31, 2025) a proposed annual budget and operating plan for the immediately succeeding year (“Annual Budget”). Adoption of the Annual Budget, with such revisions thereto as the Board may determine, shall require Majority Vote of the Board (including the Independent Director); provided, that, to the extent that any individual line item in the proposed Annual Budget also requires consent of CTCI as a CTCI Consent Matter, such consent shall also be obtained in connection with approving such Annual Budget; provided, further, that, the proposed Annual Budget shall become effective with respect to (i) each individual line item that requires the consent of CTCI as a CTCI Consent Matter, if any, upon the consent of CTCI and consent of the Board, and (ii) each individual line item in such proposed Annual Budget that does not require consent of CTCI as a CTCI Consent Matter, upon the consent of the Board (including the Independent Director) with respect to adoption of such proposed Annual Budget (as modified by the Board, as applicable).

(b) If an Annual Budget is not approved on or before the start of a Fiscal Year, then a default Annual Budget will apply to such Fiscal Year, which shall be equal to and consistent with the prior Fiscal Year’s approved Annual Budget subject to the following: (i) operating expenses set forth in the prior Fiscal Year’s Annual Budget will roll forward subject to an escalator of ten percent (10%), (ii) recurring maintenance capital expenditures set forth in the prior Fiscal Year’s Annual Budget will roll forward and (iii) except with respect to recurring maintenance capital expenditures subject to clause (ii), all other capital expenditures set forth in the prior Fiscal Year’s Annual Budget will be excluded from such default Annual Budget except to the extent and only to the extent that any capital expenditure set forth in the prior Fiscal Year’s Annual Budget was not actually incurred in the prior Fiscal Year.

(c) The Company shall prepare and provide to the Board a proposed initial Annual Budget for the Fiscal Year ending December 31, 2025 within ten (10) days following the Effective Date.

Section 6.12 CTCI Consent Matters.

(a) Notwithstanding anything to the contrary contained in this Agreement, prior to the expiration of the Standstill Period, for as long as CTCI owns any Preferred Units, the Company shall not, and shall cause each of its Subsidiaries not to, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, take any of the following actions, in each case, without the prior written consent of CTCI, and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect:

(i) change the Business Purpose of the Company or any of its Subsidiaries or enter into a new line of business not consistent with the Business Purpose;

(ii) incur incremental indebtedness for borrowed money, other than indebtedness for borrowed money that is approved by the Board and (A) is expressly permitted by the CTTIA (as in effect as of August 11, 2025) to be incurred, (B) which may be incurred without the consent of CTCI pursuant to Section 1(h) or (i) of Annex II to the CTTIA (as in effect as of August 11, 2025), or (C) the proceeds of which will be used to first satisfy in full all Holdco Term Obligations (as such term is defined in the CTTIA (as in effect as of August 11, 2025)) in accordance with Section 9.08 of the CTTIA (as in effect as of August 11, 2025), and second redeem Preferred Units by payment of the applicable Preferred Return;

(iii) issue any New Securities, other than Excluded Issuances;

(iv) without limitation to Article X and Section 11.07 (including with respect to any permitted Company Sale Transaction thereunder) and excluding the issuance of any equity by a Company Party otherwise in accordance with this Agreement (including, as applicable, subject to the consent right set forth in Section 6.12(a)(iii)), sell, exchange or dispose of any of the Assets of a Company Party in a transaction (or series of related transactions) with an aggregate value of more than $35,000,000, unless such sales are of obsolete or unused equipment, spare parts or inventory;

(v) except to implement any applicable Exit Funding Issue Minimum MOIC (as such term is defined in the CTTIA (as in effect as of August 11, 2025)), enter into or amend any Affiliate Contract, other than (A) an Affiliate Contract that is on arms’ length terms and that is approved by the Independent Director or (B) an Affiliate Contract permitted by Section 6.09 of the CTTIA (as in effect as of August 11, 2025);

(vi) commence or effect any initial Public Offering by a Company Party of Equity Securities or other offer or sale of Equity Securities pursuant to a registration statement filed with the Commission;

(vii) (A) implement or modify any accounting or income tax policies, (B) make (or choose to make) or change any available tax election (including as to the tax classification of a Company Party) or (C) change the tax structure, in each case, of a Company Party in a manner that would have a materially disproportionate and adverse effect on the Preferred Holders (as compared to Holders of any other class of Units), in each case unless such implementation, modification or change is required by Law or GAAP; or

(viii) amend, alter or repeal Article I, Section 3.05, Article V, Section 6.01(b), Section 6.03(a)(ii), Section 6.03(c), Section 6.04, Section 6.06(a)(ii), Section 6.06(a)(v), Section 6.06(b), Section 6.12, Article IX, Article X or Article XI of this Agreement or the constitutional document of any Subsidiary referencing Section 6.12 or Article X of this Agreement, in each case, in a way that would remove or materially and adversely (as with respect to CTCI) alter CTCI’s rights in respect of the foregoing.

(b) Notwithstanding anything to the contrary contained in this Agreement, from and after the expiration of the Standstill Period, for as long as CTCI owns any Preferred Units, the Company shall not, and shall cause each of its Subsidiaries not to, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, take any of the following actions, in each case, without the prior written consent of CTCI (such consent not to be unreasonably withheld, conditioned or delayed), and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect:

(i) change the Business Purpose of the Company or any of its Subsidiaries or enter into a new line of business not consistent with the Business Purpose;

(ii) incur incremental indebtedness for borrowed money, other than indebtedness for borrowed money that is approved by the Board and (A) is expressly permitted by the CTTIA (as in effect as of August 11, 2025) to be incurred, (B) which may be incurred without the consent of CTCI pursuant to Section 1(h) or (i) of Annex II to the CTTIA (as in effect as of August 11, 2025), or (C) the proceeds of which will be used to first satisfy in full all Holdco Term Obligations (as such term is defined in the CTTIA (as in effect as of August 11, 2025)) in accordance with Section 9.08 of the CTTIA (as in effect as of August 11, 2025), and second redeem the Preferred Units by payment of the Preferred Return;

(iii) except to implement any applicable Exit Funding Issue Minimum MOIC (as such term is defined in the CTTIA (as in effect as of August 11, 2025)), enter into or amend any Affiliate Contract, other than (A) an Affiliate Contract that is on arms’ length terms and that is approved by the Independent Director or (B) an Affiliate Contract permitted by Section 6.09 of the CTTIA (as in effect as of August 11, 2025);

(iv) (A) implement or modify any accounting or income tax policies, (B) make (or choose to make) or change any available tax election (including as to the tax classification of a Company Party) or (C) change the tax structure, in each case, of a Company Party in a manner that would have a materially disproportionate and adverse effect on the Preferred Holders (as compared to Holders of any other class of Units), in each case unless such implementation, modification or change is required by Law or GAAP; or

(v) amend, alter or repeal Article I, Section 3.05, Article V, Section 6.01(b), Section 6.03(a)(ii), Section 6.03(c), Section 6.04, Section 6.06(a)(ii), Section 6.06(a)(v), Section 6.06(b), Section 6.12, Article IX, Article X or Article XI of this Agreement or the constitutional document of any Subsidiary referencing Section 6.12 or Article X of this Agreement, in each case, in a way that would remove or materially and adversely (as with respect to CTCI) alter CTCI’s rights in respect of the foregoing.

(c) Notwithstanding anything to the contrary in this Agreement, CTCI shall be deemed to have consented to any consent request hereunder (including with respect to the matters set forth in this Section 6.12) that has been duly delivered to 15721 Park Row, Suite 300, Houston, Texas 77084 (or such other physical address provided by CTCI in accordance with Section 15.07(b)) in accordance with Section 15.07(a) clause (i), (iii) or (iv) and clearly marked on the envelope and on document name as CONSENT REQUEST (a “Consent Request”) if (x) it shall not have objected thereto by written notice to the Company within thirty (30) days after having received the applicable Consent Request and (y) the Company provided CTCI with a second written notice of the applicable Consent Request at least ten (10) days prior to the end of the 30-day period in clause (x).

(d) For the avoidance of doubt, the consent rights set forth in this Section 6.12 will not transfer to any Person upon CTCI’s Transfer of any or all of its Preferred Units unless such Person is an Affiliate of CTCI.

Section 6.13 Holder Consent. Subject to Section 6.12, to the fullest extent permitted by Law, the Holders hereby consent to the exercise by the Board of the powers conferred on it by this Agreement.

Section 6.14 Waiver of Fiduciary Duties.

(a) In the exercise of rights and performance of duties hereunder, each Holder, each Director and their respective Affiliates will, to the fullest extent permitted by Law, have no fiduciary duties to any Holder or Company Party. Notwithstanding any other provision of this Agreement or other applicable provision of Law or equity, whenever in this Agreement any Holder or Director is permitted or required to make a decision in its capacity as a Holder or Director of the Company, such Person will be entitled to consider only such interests and factors as it desires, including its own interests (including, in the case of any such Director, the interests of one or more of the Holders that appointed such Director), and will, to the fullest extent permitted by Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Holder or any other Director. Each Holder acknowledges that, subject to the limitations and restrictions set forth in this Agreement (including those set forth in this Article VI): (i) each member of a Holder Group may engage in material business transactions with the Company Parties, and (ii) the directors, officers or employees of each member of a Holder Group may serve as officers, directors or employees of the Company Parties.

(b) In performing a Holder’s or a Director’s duties hereunder, a Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the Assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of Assets from which distributions might properly be paid) of the following other Persons or groups: one or more employees of a Company Party, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of a Company Party, the Board or any committee of the Board or any other Person who has been selected with reasonable care by or on behalf of a Company Party, the Board or any committee of the Board, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s competence. No Holder or Director shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Holder or a Director.

(c) No Director shall be liable to the Company or any Holder for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Director in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Director by this Agreement.

Article VII

OFFICERS

Section 7.01 Officers. The Board shall have the power to elect, delegate authority to and remove such officers of the Company as the Board may from time to time deem appropriate (each, an “Officer”). None of the Officers, in such capacity, shall be deemed to be a “manager” within the meaning of the Act. Each Officer shall serve in such capacity until removed or replaced by the Board. Any delegation of authority to an Officer to take any action must be approved, if applicable, in the same manner as would be required for the Board to approve such action directly. The Officers as of the Effective Date are set forth on Schedule C.

Section 7.02 Fiduciary Duties of Officers. The Officers, in the performance of their duties as such, will, to the fullest extent permitted by Law, have no fiduciary duties to any Holder or Company Party; provided, that, the Board may assign fiduciary duties to specific Officers as it deems necessary or appropriate, from time to time, in its discretion; provided, for the avoidance of doubt, that such assigned fiduciary duties shall not exceed those of an officer of a Delaware corporation.

Section 7.03 Dismissal of Officers; Resignation of Officers.

(a) Removal. The Board may dismiss any of the Company’s Officers. Such dismissal may be made with or without cause at the Board’s discretion.

(b) Resignation. An Officer may resign at any time by giving written notice to the Board at least sixty (60) days (or such shorter period of time as the Board may determine from time to time) prior to the effective date of such resignation; provided, that, if such Officer has an employment agreement in place with a Company Party which specifies a different notice period for resignation, the notice period in the employment agreement shall govern.

Section 7.04 Salaries; Expenses. The Company may pay Officers a salary or bonus as compensation for services rendered to the Company. Pursuant to the terms of this Agreement, such salaries or bonuses shall be determined by the Board, shall be treated as expenses of the Company and shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company.

Article VIII

RIGHTS, LIABILITIES, POWERS AND OBLIGATIONS OF HOLDERS

Section 8.01 Assets of the Company; No Compensation. A Holder shall have no interest in specific Assets of the Company. No Holder, in its capacity as such, shall be entitled to any salary, draw or other compensation from the Company.

Section 8.02 Waiver of Certain Rights. To the maximum extent permitted by applicable Law, each Holder irrevocably waives any right it might have to maintain any action for dissolution of the Company, to maintain any action for partition of the Assets of the Company or to cause the appointment of a receiver for all or any portion of the Assets of the Company.

Section 8.03 Powers. Except as otherwise provided herein, the powers of the Holders shall include all powers provided or contemplated in the Act and all powers as generally pertain or are necessarily incidental thereto.

Section 8.04 No Liability of Holders. Except as required by any non-waivable provision of the Act or expressly provided herein or in any separate written instrument signed by the applicable Holder, the debts, Losses, Contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, Losses, Contracts and other obligations of the Company, and no Holder in its capacity as such shall be liable personally for any debts, Losses, Contracts or any other obligations of the Company or any other Holder. No Holder shall have any responsibility to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Holder is obligated to make any such contribution or make any such return, such obligation shall be the obligation of such Holder and not of any other Person.

Section 8.05 Rights as Lenders. Notwithstanding anything to the contrary contained in this Agreement, ownership of the Units and any other Equity Securities of the Company will not impair any Holder’s rights as a lender to the Company Parties under the Holdco Claim Documents or any other Contract pursuant to which such Holder is a lender to any Company Party.

Section 8.06 Transactions with the Company; Compensation. The Holders expressly acknowledge and agree that the Company may, subject to the limitations and restrictions set forth in this Agreement (including those set forth in Article VI), from time to time, enter into one or more transactions or agreements with any Holder, Officer, Director or Affiliate of any of the foregoing, in each case, on such terms as the Board may deem appropriate in its reasonable judgment.

Section 8.07 Waiver of Business Opportunities.

(a) The Company and each Holder recognizes and acknowledges (i) that each other Holder (A) has been and is engaged in, and is expected to engage in, on or after the Effective Date, directly or indirectly, many aspects of the business of the Company Parties and the energy, infrastructure and asset management industries and participates in, and is expected to continue to participate in, existing and future funds, investment vehicles, operating companies, portfolio companies and other entities, including operating companies, portfolio companies and other entities whose businesses relate to the business of the Company Parties and who transact in a variety of assets, including real estate, energy and other assets, and who also engage in a variety of commercial and financial transactions with counterparties in industries that may include those of the Company Parties and may otherwise be, are or will be competitive with the business of the Company Parties or that could otherwise be suitable for the Company Parties (the “Other Businesses”), (B) has interests in, participates with, aids and maintains seats on the boards of directors or other governing bodies of, its Other Businesses and (C) may develop or become aware of business opportunities for its Other Businesses, and (ii) each Holder Group may or will have conflicts of interest or potential conflicts of interest with any of the Company Parties, their Affiliates or other Holders as a result of or arising from the Other Businesses and the nature of such Holder Group’s applicable business and other factors.

(b) The Company and each Holder agree that: (i) any member of any other Holder Group may engage, participate or invest in, or otherwise be involved with, any Other Businesses or other business opportunity of any nature, whether or not competitive with the businesses or activities of the Company Parties, and neither the Company Parties nor any other Holder will have any right by virtue of this Agreement or the relationship created hereby in or to such Other Businesses, (ii) nothing in this Agreement will prohibit any member of a Holder Group from engaging in any Other Businesses or other business opportunity for its own account, (iii) nothing in this Agreement will require any member of a Holder Group to make any business opportunity available to the Company Parties or any other Holder and (iv) to the fullest extent permitted by applicable Law, the legal doctrines of “business opportunity” and similar doctrines will not be applied to any Other Businesses, and each other Holder and the Company (on behalf of itself and each other Company Party) each hereby renounces any interest, expectancy or other rights or interests in any Other Businesses or any other business opportunity in which any member of a Holder Group participates, including those that may relate to the business of the Company Parties.

(c) This Section 8.07 shall not be deemed to alter the contractual obligations of any member of a Holder Group to any other Person pursuant to this Agreement or any other agreement to which it is a party.

Article IX

BOOKS AND RECORDS; TAX MATTERS; INFORMATION RIGHTS

Section 9.01 Books and Records.

(a) The Company shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business, including (i) a record that contains the minutes of the proceedings of the meetings and written consents of the Board and of the Holders, (ii) a record of the names and addresses of all Holders and the Units held by each Holder, (iii) true, complete and correct books and records of account, taxes and financial information for the Company Parties, (iv) complete records of all material information pertaining to health, safety and environmental matters and (v) such other books of records and accounts as may be necessary for, convenient for or incidental to the proper conduct of the business of the Company.

(b) The financial books of the Company shall (i) be maintained, for financial reporting purposes, on an accrual basis in accordance with GAAP and applicable Law, (ii) be audited by an independent public accounting firm at the end of each Fiscal Year, which firm shall be designated by the Board and (iii) show in reasonable detail all costs, expenditures, sales, receipts, Assets and liabilities, profits and losses of the Company Parties.

(c) All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the Board.

(d) Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.

Section 9.02 Inspection by Holders. Each Holder shall have the right, upon reasonable notice and at all reasonable times during usual business hours, for any proper purpose reasonably related to such Holder’s Units, to examine the books of account and other records of the Company. If any such inspection or examination asserts a discrepancy in the books and records of the Company Parties, then the Board shall take any actions it considers reasonably necessary to resolve such discrepancy promptly following the determination of such discrepancy. Such inspection and examination rights may be exercised through any agent or employee of such Holder designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. All costs and expenses incurred in any inspection or examination made on such Holder’s behalf shall be borne by such Holder.

Section 9.03 Fiscal Year of the Company. The Company’s accounting period shall be the Fiscal Year.

Section 9.04 Tax Returns; Tax Reporting Information. At the Company’s expense, the Board shall instruct a certified public accountant to prepare in a timely manner after the end of each Fiscal Year all federal, state and local tax returns for the Company for such year.

Section 9.05 Entity Classification Election. The Company shall be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of the date of formation. The Holders agree to take no action which will jeopardize such treatment and to take no tax or accounting position inconsistent with such treatment.

Section 9.06 Financial Statements; Information Rights. The Company shall coordinate and prepare, or cause to be prepared, and shall submit to the Holders, the following statements, reports and notices:

(a) Annual Statements. Within one-hundred fifty (150) days after the close of each Fiscal Year of the Company, the Company will deliver to each Holder annual consolidated financial statements of the Company Parties, prepared in accordance with GAAP and audited and certified by an independent public accounting firm of nationally recognized standing that is acceptable to the Board.

(b) Quarterly Statements. Within ninety (90) days after the end of each Fiscal Quarter of the Company during the 2025 and 2026 Fiscal Years, and within sixty (60) days after the end of each subsequent Fiscal Quarter of the Company, the Company will deliver to each Holder unaudited quarterly consolidated financial statements of the Company Parties, prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required under GAAP) as of the close of such Fiscal Quarter.

(c) Monthly Reports. The Company will deliver to each Holder monthly summary financial and operating information with respect to the Company Parties within three (3) Business Days of receipt by any other Holder of such information in the same form such information was provided to such other Holder.

(d) Termination of Information Rights. The information rights granted pursuant to this Section 9.06 will immediately and automatically lapse and terminate with respect to any Holder upon the date upon which such Holder no longer holds any Equity Securities in the Company.

Section 9.07 Other Tax Matters. For U.S. federal and applicable state and local income tax purposes, the Company and the Holders agree that (a) it is their intention that the Preferred Return or any other amounts that accrue or compound in respect of the Units (including for this purpose any indebtedness treated as equity of the Company for U.S. federal or other applicable tax purposes pursuant to the following clause (b)) shall not be reported, on the Company’s tax returns or otherwise (including information returns and IRS Forms 1099), as distributions (constructive or otherwise) required to be included in income by the applicable Holders or their direct or indirect owners (including, for the avoidance of doubt, under Section 305 of the Code) unless and until (and only to the extent) such amounts are declared as dividends and paid in cash (the “Intended Tax Treatment”); and (b) if and to the extent reasonably and in good faith determined by the Board in consultation with the Holders, certain indebtedness issued by the Company may be treated as equity in the Company and, in such an event, constitute “Units” for the portions of this Agreement as so determined by the Board. The Company shall (x) promptly notify the Holders if the Intended Tax Treatment is challenged by any taxing authority and, to the extent requested by the Holders, fully cooperate to implement an alternative structure that preserves the Intended Tax Treatment; (y) promptly inform the Holders in the event it intends to report, on a tax return or otherwise, any of the Company’s indebtedness as constituting equity in the Company for U.S. federal or other applicable tax purposes and (z) fully cooperate with the Holders in connection with the preparation and filing of any tax returns and any audit, litigation or other proceeding with respect to the matters described in this Section 9.07.

Section 9.08 Tax Forms. Each Holder (including, for the avoidance of doubt, any permitted transferee of a Holder) shall provide to the Company a duly executed IRS Form W-9 or the applicable version of IRS Form W-8, as the case may be, on or prior to the Effective Date (or, in the case of a transferee, on or prior to the applicable transfer) and from time to time upon the reasonable request by the Company.

Article X

STANDSTILL PERIOD

Section 10.01 Restrictions During Standstill Period. Notwithstanding any other provision of this Agreement, during the Standstill Period, in no event shall any Company Party initiate a Bankruptcy, a Company Sale Transaction, or a Drag-Along Sale unless such Bankruptcy, Company Sale Transaction, or Drag-Along Sale, as applicable, is either (a) approved by both CTCI and the Board (including at least one (1) CTCI Director) or (b) approved by the Board and, in connection with such Bankruptcy, Company Sale Transaction, or Drag-Along Sale, as applicable, all Holdco Term Obligations (as such term is defined in the CTTIA (as in effect as of August 11, 2025)) will be paid in full in accordance with Section 9.08 of the CTTIA (as in effect as of August 11, 2025) and each Preferred Unit will be redeemed in cash and/or marketable securities in exchange for receipt (when taken together with any prior distributions in respect of such Preferred Unit) of its then-current Preferred Return.

Section 10.02 Post-Standstill Period. For the avoidance of doubt, with respect to any Company Sale Transaction or Drag-Along Sale that is consummated after the end of the Standstill Period, (a) there shall be no minimum return requirement with respect to consideration received by any Holder, and (b) subject to approval by the Board, any such Company Sale Transaction or Drag-Along Sale, as applicable, may be in exchange for no consideration with respect to one or more classes of Units, in which case such then-outstanding Units not entitled to consideration in connection with such Company Sale Transaction or Drag-Along Sale, as applicable, would be deemed to be automatically canceled upon consummation of such Company Sale Transaction or Drag-Along Sale, as applicable, for no consideration.

Article XI

TRANSFER OF UNITS; ADMISSION OF NEW HOLDERS

Section 11.01 Transfers. A Holder (a “Transferring Holder”) shall not Transfer (or permit a Transfer of) all or any portion of its Units except in accordance with this Article XI. Any Transfer (or purported Transfer) that is made or effected in contravention of or with the intent to circumvent the restrictions on Transfers set forth in this Article XI shall be null and void ab initio, and the Company shall not recognize any such Transfer. In addition to such rights and remedies as the Company and each non-transferring Holder (each a “Non-Transferring Holder”) may have against the Transferring Holder, the Transferring Holder and the purported transferee will take all action required to void such Transfer. Except upon a Transfer of all of a Holder’s Units in accordance with this Article XI, no Holder shall have the right to withdraw as a Holder of the Company.

Section 11.02 Conditions Precedent to a Unit Transfer. Each Transfer of a Unit (whether direct or indirect) shall be subject to the terms hereof, and, as a condition precedent to the Company recognizing such Transfer, each Transferring Holder must satisfy all the requirements and not violate any of the Transfer restrictions set forth in this Article XI, and each Transfer must meet the following conditions; provided, that, the Board may, to the extent permitted by applicable Law, waive any of the conditions set forth in clauses (a) through (f) of this Section 11.02:

(a) Such Transfer must be exempt from all registration requirements under the Securities Act and other applicable state and federal securities Laws applicable to the Company or the Units to be Transferred, and such Transfer must not violate any state or federal securities Laws applicable to the Company or the Units to be Transferred.

(b) In the case of a direct Transfer, a transferee must agree in writing to be subject to all of the terms of this Agreement (including the representations set forth in Section 4.05) by executing and delivering a joinder agreement to the Company, in form and substance acceptable to the Board, a copy of which shall be delivered to each Non-Transferring Holder.

(c) Except in the case of an involuntary Transfer by operation of Law, the Transferring Holder and transferee shall execute and deliver to the Company such documents and instruments of conveyance as may be reasonably necessary or appropriate to effect such Transfer. In the case of an involuntary Transfer by operation of Law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance reasonably satisfactory to counsel to the Company.

(d) Such Transfer must not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(e) Such Transfer must not be to a transferee that is a Restricted Party.

(f) Such Transfer must not be to a transferee that is a competitor of the Company Parties as determined in advance of any Transfer by the Board (including the Independent Director).

Section 11.03 Effect of Admission as a Substituted Holder. A transferee who has become a Substituted Holder shall have, to the extent of the Transferred Units, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Holder under, the Certificate of Formation, this Agreement and the Act. Upon admission of a transferee as a Substituted Holder, the Transferring Holder of the Units so held by the Substituted Holder shall cease to be a Holder of the Company to the extent of such Transferred Units.

Section 11.04 No Dissolution. If a Holder Transfers all of its Units pursuant to this Article XI, such transferee shall be admitted to the Company as a Holder effective on the effective date of the Transfer, and the Company shall not dissolve pursuant to Article XII.

Section 11.05 Expenses. A Transferring Holder shall pay and reimburse the Company for all reasonable, documented out-of-pocket expenses incurred by the Company in connection with a Transfer of such Holder’s Units, including any attorney’s fees of the Company and any Transfer costs imposed in connection therewith.

Section 11.06 Distributions in Respect to Transferred Interests. If any Units are Transferred, or any Person is otherwise admitted as a Holder of the Company, during any Fiscal Year or period in compliance with the provisions of this Article XI, all distributions on or before the effective date of such Transfer shall be made to the Transferring Holder and all distributions thereafter shall be made to the transferee. Neither the Company nor the Board shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.06.

Section 11.07 Drag-Along Rights.

(a) General.

(i) Subject to Section 10.01, if at any time after the Effective Date the Board elects by Majority Vote to consummate a sale or transfer, in a bona fide arm’s length transaction or series of related transactions (whether by way of purchase agreement, tender offer, merger, consolidation, business combination, equity sale or issuance or other similar transaction) of (x) all or substantially all of the issued and outstanding Units or (y) all or substantially all of the Assets of the Company Parties (a “Drag-Along Sale”), then, in such case the Company may, subject to the other provisions of this Section 11.07, require each Holder (each, a “Drag-Along Holder”) to Transfer all of such Holder’s Units to a Person or Persons (other than any Person that is an Affiliate of any Drag-Along Holder) in the manner set forth in this Section 11.07; provided, that, with respect to any such Drag-Along Sale that will be consummated prior to the end of the Standstill Period, the Preferred Holders shall only be obligated to participate in such Drag-Along Sale if, as a result of such Drag-Along Sale, (x) all Holdco Term Obligations (as such term is defined in the CTTIA (as in effect as of August 11, 2025)) will be repaid in full in accordance with Section 9.08 of the CTTIA (as in effect as of August 11, 2025) and (y) such Preferred Holders will (A) receive consideration in an amount sufficient to cause the Preferred Holders to achieve their then-current Preferred Return and (B) be automatically redeemed upon receipt of such consideration pursuant to the terms and conditions set forth in Section 5.05; provided, further, that, for the avoidance of doubt, with respect to any such Drag-Along Sale that will be consummated after the end of the Standstill Period,(I) there shall be no minimum return requirement with respect to consideration received by any Holder and (II) subject to approval by the Board, any such Drag-Along Sale may be in exchange for no equity consideration or in exchange for consideration that may result in Holders of certain classes of Units receiving no consideration, in which case then-outstanding Units not entitled to consideration in connection with such Drag-Along Sale would be deemed to be automatically canceled upon consummation of such Drag-Along Sale for no consideration.

(ii) Subject to Section 11.07(b), each Holder will Transfer its Units on substantially the same terms and conditions, at the price calculated in accordance with Section 11.07(a)(iii), and each Holder will receive the same form of consideration.

(iii) The aggregate purchase price payable in connection with the Drag-Along Sale will be allocated among the Holders, subject to Section 11.07(b), in the same proportion that each such Holder would have received if such aggregate purchase price had been distributed by the Company in a complete liquidation pursuant to the rights and preferences set forth in Section 12.03 as in effect immediately prior to such Drag-Along Sale, and if a Holder receives consideration from such Drag-Along Sale in a manner other than as contemplated by such rights and preferences or in excess of the amount to which such Holder is entitled in accordance with such rights and preferences, then such Holder shall take such action as is necessary so that such consideration shall be immediately reallocated among and distributed to the Holders in accordance with such rights and preferences.

(b) Terms of Sale.

(i) In connection with a Drag-Along Sale, each Drag-Along Holder shall execute such documents (other than (A) any non-competition, non-solicitation or other similar covenants restricting the future business opportunities and activities or employee hiring or solicitation opportunities and activities of such Drag-Along Holder or (B) any release of claims other than a release in customary form of claims arising solely in such Drag-Along Holder’s capacity as a Holder of the Company) and make such customary representations and warranties with respect to title, power and authority, organization and good standing, enforceability, absence of liens or encumbrances and adverse claims, absence of conflicts, absence of consents and approvals and absence of brokers (“Fundamental Representations”), and such covenants and indemnities, in each case, solely as to itself, as are executed and made by each other Drag-Along Holder and its Affiliates (as applicable); provided, that, any indemnification or other obligations as among such Drag-Along Holders will be apportioned pro rata (based on the purchase price proceeds to be received by each Drag-Along Holder in such Drag-Along Sale) as among them (and each such Drag-Along Holder shall be severally, but not jointly, liable for its pro rata apportionment), other than any indemnification or other obligations with respect to such Drag-Along Holder’s Fundamental Representations, to the extent such Fundamental Representations relate individually to such Drag-Along Holder, its Units and its participation in the Drag-Along Sale and representations qualified by the individual knowledge of such Drag-Along Holder (the indemnification and other obligations in respect of which shall be borne solely by such Drag-Along Holder); provided, further, that, without the written consent of the applicable Drag-Along Holder, in no event shall such Drag-Along Holder’s liability for indemnity obligations with respect to representations and warranties exceed the net cash proceeds to be received by such Drag-Along Holder in such Drag-Along Sale, except in the case of fraud by such Drag-Along Holder; provided, further, that, such Drag-Along Holder and its Affiliates will not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates, except that such Drag-Along Holder may be required to agree to terminate the investment-related documents between or among such Drag-Along Holder, the Company and/or other Holders of the Company; provided, further, that, upon the consummation of the Drag-Along-Sale, each Drag-Along Holder will receive the same form of consideration for the applicable Units as the other Holders of the Units sold by such Drag-Along Holder.

(ii) Each Drag-Along Holder agrees that any indemnification or other obligations or liabilities of the Company with respect to a Drag-Along Sale shall be shared and apportioned pro rata among such Drag-Along Holders to the extent the amount of such indemnification or other obligations or liabilities of the Company exceed the amount of reserves established therefor, and each Drag-Along Holder agrees to enter into a contribution and indemnity or similar agreement with respect thereto; provided, however, that, in no event shall the liability apportioned to any Drag-Along Holder exceed the value of the consideration received by such Drag-Along Holder in connection with the Drag-Along Sale.

(iii) In connection with any Drag-Along Sale, subject to compliance with the other provisions of this Section 11.07, each Holder agrees to (A) consent to and raise no objections against the Drag-Along Sale or the process pursuant to which the Drag-Along Sale was arranged, (B) waive and confirm such Holder has no dissenter’s rights, appraisal rights or other similar rights (it being acknowledged that the Holders have agreed pursuant to Section 11.09 that they shall not have any such rights absent an express provision in the applicable agreement of merger, consolidation or other document effectuating such Transfer or other transaction granting them), (C) perform all actions reasonably required or requested by the Board to consummate such Drag-Along Sale and (D) comply with the terms of the documentation relating to the Drag-Along Sale.

(c) Drag-Along Notice.

(i) The rights set forth in this Section 11.07 will be exercised by the Company, upon receipt of approval of the Board, by giving written notice (the “Drag-Along Notice”) to each Holder, at least twenty (20) days prior to the date on which the Company expects to consummate the Drag-Along Sale. In the event that the material terms or conditions set forth in the Drag-Along Notice are thereafter amended, the Company shall promptly (and in any event within five (5) days) give written notice (an “Amended Drag-Along Notice”) of the amended material terms and conditions of the proposed Transfer to each Holder.

(ii) Each Drag-Along Notice and Amended Drag-Along Notice will include a true and complete unredacted copy of the purchase agreement for such transaction, and any and all side letters and other transaction documents related thereto, and shall set forth at least: (A) the name and address of the proposed transferee/purchaser (the “Drag-Along Transferee”) in the Drag-Along Sale, (B) the proposed amount and form of consideration and terms and conditions of payment offered by the Drag-Along Transferee and the calculation of the amount payable to each Drag-Along Holder and (C) all other material terms of the proposed transaction, including the expected closing date of the transaction if known by the Company.

Section 11.08 Tag-Along Rights.

(a) General. Subject to Section 11.08(f), and other than an Excluded Preferred Transfer or a Transfer in connection with a Drag-Along Sale, in the event of any intended or desired Transfer of any or all of the Preferred Units held by a Preferred Holder (such Transfer, a “Tag-Along Transfer”, the Preferred Holder proposing to Transfer its Preferred Units, the “Tag-Along Transferring Holder” and such Preferred Units being Transferred, the “Tag Sale Offered Units”) (to the extent permitted under the other provisions of this Agreement), such Tag-Along Transferring Holder shall promptly give written notice (the “Tag Sale Notice”) to the Company and each other Preferred Holder (each a “Tag Rights Holder”), which Tag Sale Notice shall set forth (i) the Tag Sale Offered Units to be Transferred and (ii) the terms and conditions of such proposed Tag-Along Transfer (and shall include copies of any written proposal or agreements related to the proposed Tag-Along Transfer), including the identity of the proposed transferee, the per-Unit purchase price proposed to be paid for the Tag Sale Offered Units, the timing of such Tag-Along Transfer, the payment terms and type of Transfer to be effectuated, and any other material terms and conditions thereof.

(b) Tag-Along Exercise Notice. Each Tag Rights Holder shall have the right, exercisable by written notice (a “Tag-Along Exercise Notice”) given to the Tag-Along Transferring Holder and the Company within fifteen (15) days after receipt of the Tag Sale Notice by such Tag Rights Holder (the “Tag-Along Exercise Period”), to elect (which such election shall be irrevocable) to participate in such Tag-Along Transfer and Transfer all or a portion of such Tag Rights Holder’s Preferred Units, up to a number of Preferred Units equal to, as of the date of determination, the total number of Preferred Units held by such Tag Rights Holder multiplied by a fraction, the numerator of which is the number of Tag Sale Offered Units and the denominator of which is the total number of Preferred Units held by the Tag-Along Transferring Holder (such portion elected to be Transferred, the “Tag-Along Units”) to the proposed transferee identified in the Tag Sale Notice, on the same terms and conditions as set forth in the Tag Sale Notice. For the avoidance of doubt, the consideration received in any Tag-Along Transfer in which any Preferred Holder participates is not required to result in achievement of the Preferred Return. If a Tag Rights Holder does not submit a Tag-Along Exercise Notice within the Tag-Along Exercise Period, such Tag Rights Holder shall be deemed to have waived the right to Transfer any portion of such Tag Rights Holder’s Preferred Units to such proposed transferee in connection with such Tag-Along Transfer.

(c) Tag-Along Exercising Holder. If any Tag Rights Holder submits a Tag-Along Exercise Notice within the Tag-Along Exercise Period (a “Tag-Along Exercising Holder”), then (i) such Tag-Along Exercising Holder may include such Tag-Along Exercising Holder’s Tag-Along Units in such Transfer, (ii) any such Tag-Along Units shall be Transferred to the transferee identified in the Tag Sale Notice, on the same terms and conditions as set forth in the Tag Sale Notice and (iii) the Tag-Along Transferring Holder may not Transfer any portion of its Tag Sale Offered Units unless any Tag-Along Exercising Holder’s Tag-Along Units are also Transferred. Notwithstanding the foregoing, to the extent that the aggregate number of Tag-Along Units and Tag Sale Offered Units pursuant to any Transfer exceeds the total number of Preferred Units that a proposed transferee is willing to purchase, the number of Preferred Units to be transferred by each Tag-Along Exercising Holder and the Tag-Along Transferring Holder shall be reduced such that a pro rata portion of each of the Tag-Along Exercising Holders’ and the Tag-Along Transferring Holder’s Tag-Along Units or Tag Sale Offered Units, as applicable, are sold to such transferee.

(d) Documentation of Tag Sale. Subject to Section 11.08(f), each Tag-Along Exercising Holder shall execute such documents and make such customary representations and warranties, and such covenants and indemnities, in each case, solely as to itself, as are executed and made by the Tag-Along Transferring Holder.

(e) No Tag-Along Exercising Holder. If there is no Tag-Along Exercising Holder, then the Tag-Along Transferring Holder may Transfer its Tag Sale Offered Units to the transferee identified in the Tag Sale Notice on the terms and conditions set forth in the Tag Sale Notice, subject to the other provisions of this Agreement; provided, that, if such Transfer has not been consummated within one hundred twenty (120) days after the date of the Tag Sale Notice, then the Tag-Along Transferring Holder will be required to again comply with the procedures set forth in this Section 11.08.

(f) Limitations. Notwithstanding anything herein to the contrary, (i) a Tag-Along Exercising Holder shall not be required to (A) make any representations and warranties to the transferee identified in the Tag Sale Notice other than Fundamental Representations and investment qualifications or (B) enter into any non-solicitation, non-competition or similar covenants restricting the future business opportunities and activities or employee hiring or solicitation opportunities and activities of such Tag-Along Exercising Holder or its Affiliates; and (ii) to the extent the parties are to provide any indemnification or assume any post-closing liabilities, each Tag-Along Exercising Holder and the Tag-Along Transferring Holder shall do so severally, but not jointly (and on a pro rata basis in accordance with the relative value of consideration received by the Tag-Along Transferring Holder and each Tag-Along Exercising Holder), and the aggregate amount of liability for a Tag-Along Exercising Holder shall not exceed the U.S. dollar value of the total consideration to be paid by the transferee to such Tag-Along Exercising Holder, except in the case of fraud by such Tag-Along Exercising Holder.

(g) Expenses. The Tag-Along Transferring Holder and Tag-Along Exercising Holders shall each be responsible for their own costs and expenses to the extent incurred in connection with a Tag-Along Transfer.

Section 11.09 No Appraisal Rights. Except as otherwise expressly provided by this Agreement, no Holder shall be entitled to any appraisal rights (or dissenter’s rights or other similar rights whatsoever) with respect to such Holder’s Units or any other interest in the Company, whether individually or as part of any class or group of Holders, in the event of a merger, consolidation or Company Sale Transaction or other Transfer or transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such Transfer or other transaction.

Article XII

LIQUIDATION

Section 12.01 Liquidation Events.

(a) The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following (each a “Liquidation Event”): (i) the determination of the Board to dissolve the Company, (ii) the termination of the legal existence of the last remaining Holder of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Holder of the Company in the Company unless the Company is continued without dissolution in a manner permitted by the Act or (iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b) Except as otherwise provided in this Section 12.01, to the maximum extent permitted by the Act, the death, retirement, resignation, expulsion, Bankruptcy or dissolution of a Holder shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

Section 12.02 Liquidation of Assets. Upon occurrence of a Liquidation Event, the Board shall arrange for liquidation of the Company’s Assets and cause such liquidation to be carried out as promptly as is consistent with realization of Fair Market Value. The Board shall have full power and authority to:

(a) sell, at such prices and upon such terms as it may deem appropriate, any or all of the Company’s Assets, provided that such sales shall be made for cash to the fullest extent practicable;

(b) incur such fees, costs and expenses for the account of the Company as may be reasonable and necessary or advisable to accomplish such liquidation; and

(c) defer and withhold from the liquidation the Company’s Assets if, in its best judgment, such action is in the best interests of the Company creditors and the Holders.

Pending the liquidation provided for herein, the Board shall have the power and authority to manage and otherwise operate the Company’s Assets and to pay or provide for payment and discharge of the Company’s debts, obligations and liabilities, whether accrued, absolute, fixed or contingent.

Section 12.03 Distributions in Liquidation.

(a) Upon the dissolution of the Company and incident to the winding up of the Company’s business and affairs, the Board shall pay or make provision for the payment of all liabilities and obligations of the Company, actual or contingent, and all expenses of liquidation in the order of priority set forth below:

(i) First, to the payment and discharge of all the Company’s debts and liabilities to creditors, including Holders who are creditors; and

(ii) Second, any remaining Assets then to be distributed to the Holders proportionately in accordance with Section 5.02 and Section 5.04. For avoidance of doubt, any such remaining Assets shall be first distributed pursuant to Section 5.02(a) until each Preferred Holder has received the Preferred Return with respect to each Preferred Unit held by such Preferred Holder.

(b) Any amounts deemed reasonably necessary by the Board to provide a reserve for any unforeseen liabilities and obligations may, in the Board’s or liquidator’s discretion, be deposited in a bank or trust company upon such terms and for such period of time as the Board or liquidator may reasonably determine. The Assets of any such trust shall be distributed to the Holders from time to time, in the reasonable discretion of the Board, in the same proportion as the amount distributed to such trust by the Company would otherwise have been distributed to the Holders pursuant to Section 5.02.

Article XIII

INDEMNIFICATION

Section 13.01 No Liability of Covered Persons. Except as required by any non-waivable provision of the Act or expressly provided herein or in any separate written instrument signed by the applicable Covered Person, the debts, Losses, Contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, Losses, Contracts and other obligations of the Company, and no Covered Person in its capacity as such shall be liable personally for any debts, Losses, Contracts or any other obligations of the Company or any Holder.

Section 13.02 Exculpation.

(a) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company that did not constitute a breach of this Agreement, except that no Covered Person shall be entitled to exculpation for any such loss, damage or claim incurred by reason of such Covered Person’s (i) common law fraud, bad faith or willful misconduct and (ii)  breach of his or her express fiduciary duties, as applicable, to the Company, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the Assets, liabilities, Available Cash or any other facts pertinent to the existence and amount of Assets from which distributions to a Holder might properly be paid.

(c) Except as expressly set forth in this Agreement, no Covered Person shall have any duties or liabilities, including fiduciary or other similar duties to the Company or the Holders, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities of a Covered Person otherwise existing at Law or in equity, are agreed by the Holders and the Company to replace such other duties and liabilities of a Covered Person to the fullest extent permitted by Law; provided, however, that the general duty of good faith and fair dealings is owed by all Holders to the Company.

Section 13.03 Indemnification of Covered Persons. To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against all Losses arising from or related to any act or omission performed or omitted by such Covered Person on behalf of the Company that did not constitute a breach of this Agreement or any duly stated or implied by Law (to the extent not restricted, eliminated or otherwise modified herein) and that was reasonably believed by such Covered Person to be within the scope of authority conferred on such Covered Person by this Agreement or a delegation of authority in accordance with this Agreement, except that: (a) no Covered Person shall be entitled to be indemnified in respect of any Loss by reason of such Covered Person’s common law fraud, bad faith or willful misconduct, knowing and material violation of applicable securities Laws or knowing and material breach of this Agreement and (b) no Covered Person shall be entitled to be indemnified in respect of any Loss by reason of such Covered Person’s breach of his or her express fiduciary duties, as applicable, to the Company, in each case, as established by a non-appealable court order, judgment, decree or decision or pursuant to a final and binding decision of an arbitration panel. Any indemnity under this Section 13.03 shall be provided out of and to the extent of the Company’s Assets only (including the proceeds of any insurance policy obtained pursuant to Section 13.08), and no Covered Person shall have any personal liability on account thereof. Any amendment, modification or repeal of this Section 13.03 or any provision in this Section 13.03 shall be prospective only and shall not in any way affect the rights of any Covered Person under this Section 13.03 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when Losses relating to such matters may arise or be asserted.

Section 13.04 Expenses. To the fullest extent permitted by Law, expenses (including legal fees) incurred by a Covered Person in defending any Proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such Proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 13.03; provided, however, that any obligation of the Company to make such advances under this Section 13.04 shall be provided out of and to the extent of the Company’s Assets only (including the proceeds of any insurance policy obtained pursuant to Section 13.08) except to the extent such advances are included within the Annual Budget.

Section 13.05 Primary Obligation. The Company hereby acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses or insurance provided by a member of a Holder Group (collectively, the “Holder Indemnitors”). The Company hereby agrees that (a) it is the indemnitor of first resort (i.e., its obligations to the Covered Persons under Section 13.03 and Section 13.04 are primary and any obligation of the Holder Indemnitors to advance expenses or to provide indemnification for the same expenses or Losses incurred by the Covered Persons are secondary), (b) it shall be required to advance the full amount of expenses incurred by the Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of Section 13.03 and Section 13.04 (or any other agreement between the Company and the Covered Person), without regard to any rights the Covered Person may have against the Holder Indemnitors, and (c) it irrevocably waives, relinquishes and releases the Holder Indemnitors from any and all claims against the Holder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Holder Indemnitors on behalf of a Covered Person with respect to any claim for which the Covered Person has sought indemnification from the Company pursuant to Section 13.03 and Section 13.04 shall affect the foregoing, and the Holder Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Person against the Company. The Company agrees that the Holder Indemnitors who are not Holders are express Third Party beneficiaries of the terms of this Section 13.05.

Section 13.06 Procedure for Indemnification. Any indemnification or advancement of expenses under Section 13.03 or Section 13.04 shall be made only against a written request therefor (together with supporting documentation) submitted by or on behalf of the Person seeking indemnification or advance; provided, that, the omission to timely request indemnification or advance of expenses shall not relieve the Company from any obligations it may have to a Covered Person. To the fullest extent permitted by Law, all expenses (including reasonable attorneys’ fees) incurred by such Person in connection with successfully establishing such Person’s right to indemnification or advancement of expenses under Section 13.03 or Section 13.04, in whole or in part, shall also be indemnified by the Company.

Section 13.07 Contract Right; Non-Exclusivity; Survival. The rights to indemnification and advancement of expenses provided by Section 13.03 or Section 13.04 (a) shall be deemed to be separate contract rights between the Company and each Covered Person that serves in any such capacity at any time while these provisions are in effect, and no repeal or modification of any of these provisions shall adversely affect any right or obligation of such Covered Person existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts, (b) shall not be deemed exclusive of any other indemnification or advancement of expenses to which a Covered Person seeking indemnification or advancement of expenses may be entitled and (c) shall inure to the benefit of the heirs, executors and administrators of such Covered Person.

Section 13.08 Insurance. The Company shall purchase and maintain insurance, to the extent and in such amounts as the Board deems reasonable, on behalf of Covered Persons and such other Persons as the Board will determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company Parties or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

Article XIV

AMENDMENTS

Section 14.01 In General. Except as set forth in Section 14.02, the Organizational Documents of the Company (including this Agreement and the classification of the Company for U.S. federal income tax purposes) may be amended, modified or waived by Majority Vote of the Board.

Section 14.02 Special Rules. The Organizational Documents (including this Agreement) shall not be amended, modified or waived either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise:

(a) without the prior written consent of CTCI (for so long as CTCI owns any Preferred Units), and any such act or transaction that has not been approved by such consent or vote prior to such amendment, modification or waiver being effected shall be null and void ab initio, and of no force or effect, if any such amendment, modification or waiver:

(i) would remove or materially and adversely (as with respect to CTCI) alter CTCI’s rights under Article I, Section 3.05, Article V, Section 6.01(b), Section 6.03(a)(ii), Section 6.03(c), Section 6.04, Section 6.06(a)(ii), Section 6.06(a)(v), Section 6.06(b), Section 6.12, Article IX, Article X or Article XI; or

(ii) would amend, modify or waive this Section 14.02(a); and

(b)without the prior written consent of the Holders of a majority of the then-issued and outstanding Preferred Units (which consent shall not be unreasonably withheld, conditioned or delayed) if any such amendment, modification or waiver:

(i) would be disproportionately and materially adverse to the Preferred Holders (as compared to Holders of any other class of Units);

(ii) would remove or materially and adversely (as with respect to the Preferred Holders) alter the Preferred Holders’ rights under Section 3.05, Article IX, Article X or Article XI; or

(iii) would amend, modify or waive this Section 14.02(b); and

(c) without the prior written consent of the Holders of a majority of the then-issued and outstanding Common Units if any such amendment, modification or waiver would modify the Common Holders’ right to designate Directors pursuant to Section 6.03(a)(i).

Article XV

GENERAL

Section 15.01 Construction.

(a) The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Unless the context requires otherwise: (i) pronouns shall include the corresponding masculine, feminine and neuter forms; (ii) words, terms and titles (including terms defined in Article I) shall apply equally to both the singular and plural forms and to correlative forms of the terms defined; (iii) the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;” (iv) references to Articles, Sections, Schedules, Exhibits or Annexes, shall refer to an Article or Section of, or Schedule, Exhibit or Annex to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs; (v) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall refer to this Agreement as a whole, and not to any particular subdivision hereof unless expressly so limited; (vi) references to Schedules, Exhibits and Annexes refer to the items identified separately in writing by the parties hereto as the described Schedules, Exhibits or Annexes attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if;” (viii) the word “or” has the inclusive meaning represented by the phrase “and/or;” (ix) the words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used; (x) references to “written” or “in writing” include writing in electronic form; (xi) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person(s) succeeding to its functions and capacities; (xii) any reference to any contract, agreement or other instrument (including this Agreement) or Law shall refer to such instrument or Law as amended, modified or supplemented from time to time in accordance with its terms, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions); and (xiii) any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules, regulations and exemptions promulgated thereunder.

(c) References to any date means such date in New York, New York, and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period shall be deemed to begin at 12:01 a.m. on the applicable date in New York, New York. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. For all purposes of this Agreement, if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The terms “dollars” and “$” means U.S. dollars, the lawful currency of the United States.

(e) Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Effective Date.

Section 15.02 Expenses. The Company shall reimburse each Holder for its respective reasonable, documented out-of-pocket Third Party expenses associated with any proposed amendment, consent or similar action of such Holder as may be requested or required by the Company or the Board to the extent such costs or expenses are incurred after the Effective Date. Except as otherwise set forth in this Section 15.02 or specifically provided in this Agreement or in any other Transaction Document, all fees, costs and expenses incurred by the parties hereto in negotiating this Agreement shall be paid by the party incurring the same (including the fees of any attorneys, accountants, investment bankers, brokers or others engaged by the parties).

Section 15.03 Confidentiality.

(a) Each Holder, on behalf of itself, other members of its Holder Group, its investors and its advisors, acknowledges and agrees that the provisions of this Agreement, all understandings, agreements and other arrangements between and among the Holders, with respect to the Company Parties, and all other non-public information received from or otherwise relating to the Company Parties or the business or Assets of the Company Parties, including (i) the terms and conditions of this Agreement and the other Organizational Documents of the Company Parties, (ii) any and all information about any business opportunity, project or prospect identified by a Company Party and (iii) confidential or proprietary information received by any Company Party from a Third Party with respect to which any Company Party is subject to confidentiality obligations in favor of a Third Party to the extent known by the receiving party (such information, collectively, subject to the exclusions identified in Section 15.03(b) and Section 15.03(c), the “Confidential Information”) will be confidential, and will not be disclosed or otherwise released to any other Person without the written consent of the Board, unless such disclosure or release is otherwise permitted pursuant to the terms of a separate agreement to which a Company Party is a party, which agreement is approved by written consent of the Board. Each Holder agrees that it will not use any of such Confidential Information for any purpose other than for a valid purpose relating to the business of the Company Parties or otherwise in connection with its investment in the Company, including a potential transfer (directly or indirectly) of its Units. The obligations of a Holder pursuant to this paragraph will continue following the time such Person ceases to be a Holder, but thereafter such Person will not have the right to enforce the provisions of this Agreement.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include, with respect to any Holder, any information that (i) is already lawfully in the possession or control of such Holder or its Representatives, so long as such information is not, to the knowledge of such Holder, subject to a legal, fiduciary or contractual obligation of confidentiality or secrecy to any Company Party or any other Holder, (ii) becomes publicly available other than through a breach of this Agreement by such Holder or any of its Affiliates, (iii) becomes available to such Holder or its Representatives from a source other than any Company Party or another Holder (or its Representatives) so long as, to the knowledge of such Holder, such source is not bound by a legal, fiduciary or contractual obligation of confidentiality or secrecy to any Company Party or any other Holder or (iv) is independently developed by such Holder or its Representatives without relying on any Confidential Information or otherwise breaching this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prevent or restrict any Holder or any member of its Holder Group from (i) disclosing Confidential Information to a member of such Holder’s Holder Group, each of which will be bound by the provisions of Section 15.03(a), (ii) disclosing information and documents to such Holder’s Holder Group, as applicable, and such Holder’s and such Holder’s Holder Group’s respective attorney, accountant or tax advisor exclusively for the purpose of securing legal, accounting or tax advice, and solely to the extent required for such purpose, (iii) making any disclosures to its respective direct or indirect investors or lenders or prospective investors or lenders or, in either case, such investors’ or lenders’ or prospective investors’ or lenders’ respective advisors with respect to the operating results, prospects, transaction or project pipeline and other similar information of or regarding the Company Parties, so long as such Persons are subject to confidentiality restrictions, (iv) disclosing information to any contractor, consultant or other service provider engaged by a Company Party in connection with the development or operation of any project, so long as each such Person is subject to confidentiality restrictions, (v) disclosing information and documents to any bona fide potential transferee of such Holder’s Units in the Company and the advisors thereof, so long as each such Person is subject to confidentiality restrictions or (vi) disclosing information and documents in connection with enforcing any rights a Holder has under this Agreement or any other Organizational Documents of the Company Parties; provided, that, the disclosing Holder will be responsible for any breach of the confidentiality or use restrictions set forth herein by the Persons receiving such disclosure pursuant to the foregoing items (i) through (v). In addition, the confidentiality obligations of the Holders hereunder will not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable Law (or applicable rule or regulation) or in performance of a Holder’s customary public reporting disclosures; provided, that, except with respect to any disclosure in connection with a Holder’s customary public reporting disclosures or other general regulatory examinations or reviews, prior to disclosing such Confidential Information and to the extent not prohibited by applicable Law, a Holder must notify the Company thereof (if practicable, with sufficient notice to allow the Company to seek confidential treatment of such information), which notice will include the basis upon which such Holder believes the information is required by applicable Law to be disclosed.

Section 15.04 Public Announcements. No Holder shall issue, or permit any of its Affiliates or Representatives to issue, any press release or otherwise make any public statements or announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) of the other Holders, except as necessary or appropriate to comply with applicable Law or any rules or regulations of any stock exchange, supervisory, regulatory or other Governmental Authority having jurisdiction over it or any of its Affiliates (including the Commission and the New York Stock Exchange), in which case the Holder required to issue such press release or public announcement will, to the extent not prohibited by applicable Law, use reasonable efforts to provide the Company a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Notwithstanding the foregoing, nothing contained in this Agreement will limit any member of a Holder Group’s rights to disclose the existence of this Agreement and the general nature of the transactions described herein on any earnings call or in similar discussions with financial media or analysts, stockholders and other members of the investment community.

Section 15.05 Binding Effect. Without limiting the restrictions on Transfers set forth herein, this Agreement shall be binding upon and inure to the benefit of the Company and each Holder and their respective successors and permitted assigns, and by their signature hereto, the Company and each Holder intends to and does hereby become bound.

Section 15.06 No Third-Party Beneficiaries. Except as provided in Article XIII, nothing in this Agreement, express or implied, shall entitle any Person other than the parties hereto or their respective successors and permitted assigns to any claim, cause of action, remedy or right of any kind. Any agreement to pay any amount (including any agreement between the Holders to make Capital Contributions or to advance money or property to the Company) and any assumption of liability contained herein, express or implied, shall be only for the benefit of the Holders, and such agreement or assumption shall not inure to the benefit of the obligees of any indebtedness or any other Person whomsoever.

Section 15.07 Notices.

(a) Any and all notices, elections, consents, claims or demands permitted or required to be made under this Agreement shall be made in writing signed by each party hereto giving such notice, election, consent, claim or demand hereunder and shall be (i) delivered by hand, (ii) sent by email, (iii) sent postage prepaid by registered, certified or express mail, or (iv) delivered by overnight courier service, in each case, to the other applicable parties hereto at the address or addresses set forth on Schedule A or such other address as may be supplied by written notice given in conformity with this Section 15.07; provided, that, whenever any notice is required to be given by applicable Law or by this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

(b) A party hereto may change its address or email address by delivering notice to the other parties hereto in conformity with this Section 15.07.

(c) All such notices, elections, consents, claims, demands and other communications shall be deemed received (i) on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt, and (ii) otherwise, on the next succeeding Business Day in the place of receipt; provided, that, if a notice, election, consent, claim, demand or other communication is sent via email, it shall be deemed received when sent (provided, no “bounce-back”, system error message or other notification of non-delivery is received by the sender).

Section 15.08 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 15.09 Dispute Resolution.

(a) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Claims shall be heard by a panel of three arbitrators. The place of arbitration shall be Houston, Texas. The arbitration shall be governed by the laws of the state of Delaware. Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within 90 days of filing and awards rendered within 120 days. Arbitrators shall agree to these limits prior to accepting appointment. The award of the arbitrators shall be accompanied by a reasoned opinion. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of each party to the arbitration.

(b) A breach or threatened breach by a party of any of such party’s obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, and specific performance (without any requirement to post bond).

Section 15.10 Severability.

(a) If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic substance of the transactions contemplated hereby is not affected in any material manner adverse to any party hereto. Upon such determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(b) This Agreement shall constitute the “limited liability company agreement” (as that term is defined in Section 18-101 of the Act) of the Company. The rights, powers, duties, obligations and liabilities of the Holders shall be determined pursuant to the Act and this Agreement. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

Section 15.11 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes hereto) and the other documents referred to herein or delivered pursuant hereto, between the parties hereto and their respective Affiliates, contain the entire understanding of the parties hereto and their Affiliates with respect to the subject matter thereof and hereof, and supersede all prior agreements with respect to the subject matter thereof and hereof. There are no warranties, representations or other agreements among the parties hereto relating to the subject matter of this Agreement except as specifically set forth in this Agreement and the other Transaction Documents, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

Section 15.12 Representation by Counsel. Each of the parties hereto hereby acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise, or rule of strict constriction applied, favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby waived by the parties hereto.

Section 15.13 Waivers; Rights Cumulative. Any waiver of any provision of this Agreement shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any party hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any party hereto, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature or of any succeeding breach of the same or any obligation, or as a waiver of any such provisions, rights or privileges hereunder, and a failure by any party hereto, on one or more occasions, to enforce any of the provisions of this Agreement shall not affect the right to require such performance at any time thereafter. No course of dealing, delay, failure or omission on the part of any party hereto in exercising any right, power, remedy or privilege under this Agreement or under any other documents furnished in connection with or under this Agreement or otherwise available to such Person under applicable Law shall impair any such right, power, remedy or privilege, or affect the right of such Person thereafter to exercise the same, or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power, remedy or privilege shall preclude the further exercise of such right, power, remedy or privilege, or the exercise of any other right, power, remedy or privilege. Any extension of time or other indulgence granted to any party under this Agreement shall not otherwise alter or affect any power, remedy or right of any other party hereto, or the obligations of the party to whom such extension or indulgence is granted. The rights of the parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 15.14 Further Assurances. From time to time after the Effective Date, and without the payment of any additional consideration (other than reimbursement of expenses as set forth in Section 15.02), each Holder shall, and shall cause the other members of its Holder Group to, in each case, at the Company’s, the Board’s or another Holder’s request, (a) execute or deliver such other notifications, documents, certificates, agreements, instruments and other writings and (b) take such other actions or otherwise cooperate, in each case, as may be reasonably necessary or desirable in order to consummate or document the consummation of the transactions contemplated by this Agreement.

Section 15.15 Scope. If any one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, each such provision shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable Law then in force.

Section 15.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by portable document format (.pdf) or electronically using DocuSign, AdobeSign or other digital signature provider shall be as effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Agreement has been executed by each of the Holders as of the date first above written.

Orion Fund II NAV Holdco, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

ORION FUND II PV 2 NAV HOLDCO, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

ORION FUND II GPFA NAV HOLDCO, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

[Signature Page to LLC Agreement of Grapevine Energy Holdings, LLC]

ORION ENERGY CREDIT OPPORTUNITIES GCE CO-INVEST, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

ORION ENERGY CREDIT OPPORTUNITIES GCE CO-INVEST B, L.P.

By: Orion Energy Credit Opportunities Fund II GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

ORION ENERGY CREDIT OPPORTUNITIES FUND III PV, L.P.

By: Orion Energy Credit Opportunities Fund III GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund III Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

[Signature Page to LLC Agreement of Grapevine Energy Holdings, LLC]

ORION ENERGY CREDIT OPPORTUNITIES FUND III GPFA, L.P.

By: Orion Energy Credit Opportunities Fund III GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund III Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

ORION ENERGY CREDIT OPPORTUNITIES FUND III, L.P.

By: Orion Energy Credit Opportunities Fund III GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund III Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

ORION ENERGY CREDIT OPPORTUNITIES FUND III GPFA PV, L.P.

By: Orion Energy Credit Opportunities Fund III GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund III Holdings, LLC, its general partner

By:	/s/ Gerrit Nicholas
Name:	Gerrit Nicholas
Title:	Managing Partner

[Signature Page to LLC Agreement of Grapevine Energy Holdings, LLC]

ENTARA LLC

By:	/s/ Derek Becht
Name:	Derek Becht
Title:	COO

[Signature Page to LLC Agreement of Grapevine Energy Holdings, LLC]

LIF AIV 1, L.P.

By: GCM Investments GP, LLC, its General Partner

By:	/s/ Todd Henigan
Name:	Todd Henigan
Title:	Authorized Signatory

[Signature Page to LLC Agreement of Grapevine Energy Holdings, LLC]

VOYA RENEWABLE ENERGY INFRASTRUCTURE ORIGINATOR L.P.,

VOYA RENEWABLE ENERGY INFRASTRUCTURE ORIGINATOR i llc

By: Voya Alternative Asset Management LLC, as Agent

By:	/s/ Edward Levin
Name:	Edward Levin
Title:	Managing Director

[Signature Page to LLC Agreement of Grapevine Energy Holdings, LLC]

CTCI Americas, Inc.

By:	/s/ Todd Chen
Name:	Todd Chen
Title:	Chairman & CEO

[Signature Page to LLC Agreement of Grapevine Energy Holdings, LLC]

Schedule A

Schedule of Holders; Units; Capital Contributions

[***]

Schedule B

Initial Directors

Common Directors:

1.	Gerrit Nicholas

2.	Ethan Shoemaker

3.	Matthew Kondratowicz

4.	Igor Radomyshelsky

CTCI Directors:

1.	Michael Yang

2.	Todd Chen

Independent Director: Brian Coffman

Schedule C

Initial Officers

1.	Noah Verleun – Chief Executive Officer & President

2.	Wade Adkins – Executive Vice President, Chief Financial Officer

3.	Antonio D’Amico – Executive Vice President, Chief Administrative Officer & General Counsel

4.	Ethan Shoemaker – Chief Strategy Officer

5.	Yuri Herreras Yambanis – Senior Vice President, Upstream

6.	Mariah Mandt – Senior Vice President, Downstream

7.	Cole Norton – Vice President, Information Technology and Systems

8.	Ryan Riches – Treasurer